EXECUTION COPY

STOCK PURCHASE AGREEMENT

BY AND AMONG

MIDDLEBY MARSHALL INC.,

VRC ACQUISITION COMPANY, LLC,

VIKING RANGE CORPORATION

AND

THE SHAREHOLDERS OF VIKING RANGE CORPORATION SET FORTH ON THE SIGNATURE PAGES HERETO

December 31, 2012

TABLE OF CONTENTS

ARTICLE 1 PURCHASE AND SALE OF THE SHARES	1

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY	3

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PURCHASER	23

i

Section 3.1	Organization; Power; Good Standing	23
Section 3.2	Authority; Binding Obligation	23
Section 3.3	No Violation	24
Section 3.4	No Brokers	24

ARTICLE 4 OTHER AGREEMENTS	24

ARTICLE 5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES	31

ARTICLE 6 INDEMNIFICATION	32

ARTICLE 7 CLOSING DELIVERIES	35

Section 7.1	Deliveries of the Sellers	35
Section 7.2	Deliveries of Purchaser	36

ARTICLE 8 GENERAL PROVISIONS	36

ii

Schedules
Schedule A – List of Indebtedness and transaction expenses
Schedule B – List of Sellers’ Indemnification Percentages
Schedule 4.1  List of Companies that are deemed to be Competing Businesses
Schedule 6.1  Indemnification by Sellers

Exhibits
Exhibit A – [RESERVED]
Exhibit B – Form of Working Capital Calculation
Exhibit C – Form of Release
Exhibit D – Form of Resignation
Exhibit E – Form of Escrow Agreement
Exhibit F – Form of Opinion of Counsel to Sellers

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (“Agreement”), dated as of the 31st day of December, 2012, is made by and among Middleby Marshall Inc., a Delaware corporation (“Parent”), VRC ACQUISITION COMPANY, LLC, a Delaware limited liability company (“Purchaser”), VIKING RANGE CORPORATION, a Mississippi corporation (the “Company”), and the shareholders of the Company set forth on the signature pages hereto (each, a “Seller” and, collectively, the “Sellers”).  Parent, Sellers, the Company and Purchaser are sometimes referred to herein as a “Party” or, collectively, the “Parties.”  Certain capitalized terms used herein are defined in Annex A hereto.

W I T N E S S E T H:

WHEREAS, Sellers own all of the issued and outstanding shares of common stock, par value $0.10 per share, of the Company (the “Shares”); and

WHEREAS, the Sellers desire to sell the Shares to Purchaser, and the Purchaser desires to purchase the Shares, all on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements, covenants, representations and warranties hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

PURCHASE AND SALE OF THE SHARES

Section 1.1   Transfer of Stock.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell, assign, transfer and convey the Shares to Purchaser, free and clear of all Encumbrances, and the Purchaser shall purchase, acquire and accept the Shares from the Sellers.

Section 1.2   Purchase Price.  Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment and transfer to Purchaser at the Closing of the Shares, the Purchaser shall pay or deliver to or on behalf of Sellers the sum of (i) (A) $350,000,000 minus (B) the amount of Indebtedness and other transaction expenses set forth on Schedule A (the “Closing Payment”), plus (ii) the Escrow Amount, plus or minus (iii) the working capital adjustment as contemplated by Section 1.5 hereof (such sum shall be referred to herein as the “Purchase Price”).  Simultaneously with the Closing hereunder, Purchaser shall cause to be paid the amount of Indebtedness and other transaction expenses set forth on Schedule A (the “Pay-Off Amount”).

Section 1.3   Closing.  The closing of the transactions hereunder (the “Closing”) shall be effective as of the date hereof and shall occur simultaneously with the execution of this Agreement at the offices of Skadden, Arps, Slate, Meagher and Flom LLP, 155 N. Wacker Drive, Chicago, IL 60606 or on such other date and at such other place as the Parties may agree to in writing.  The day on which the Closing actually takes place is herein referred to as the “Closing Date”.  At the Closing, (i) the Sellers shall deliver or cause to be delivered to the Purchaser the documents identified in Section 7.1, (ii) the Purchaser shall deliver to or on behalf of the Sellers the documents identified in Section 7.2 and the Closing Payment by wire transfer of immediately available funds to the accounts designated by the Sellers to the Purchaser prior to the Closing Date, (iii) Purchaser shall deliver the Escrow Amount to the Escrow Agent and (iv) Purchaser shall deliver the Pay-Off Amount in accordance with Schedule A.

Section 1.4   [RESERVED]

Section 1.5   Purchase Price Adjustment.

(a)         As soon as practicable (but not later than one-hundred twenty (120) days) after the Closing, Purchaser shall provide the Sellers, by notice in writing, with its calculation of Working Capital, in reasonable detail as of the Closing Date, and during such period Sellers shall cooperate fully with any reasonable requests by Purchaser for information concerning Working Capital or the components thereof.  If Sellers do not object thereto within thirty (30) days after receipt, by notice stating such objections in reasonable detail, the same shall be deemed the “Definitive Closing Working Capital.”  If such notice is timely given by Sellers, the Parties shall use their reasonable efforts to reconcile such objections for a period of thirty (30) days thereafter, and if they do so, their agreement as to Working Capital shall be deemed the Definitive Closing Working Capital.  If the Parties are unable to do so, either Party may submit the items in dispute for determination as promptly as practicable to Grant Thornton LLP, or if such firm is unavailable, an internationally recognized accounting firm with no connection to Purchaser, the Company or Sellers (i) to be agreed upon by Purchaser and Sellers, or if they cannot so agree within fifteen days from a request by either Purchaser or Sellers, (ii) appointed by the American Arbitration Association (the “Arbitrating Accountants”).  The costs of the Arbitrating Accountants shall be allocated between the Sellers and the Purchaser in the same proportion that the aggregate amount of disputed items that were determined in favor of the other Party (as finally determined by the Arbitrating Accountants) bears to the total amount of disputed items submitted by the Parties, and the determination of the Arbitrating Accountants shall be deemed the Definitive Closing Working Capital which shall be final and binding on the Parties and may be entered in and enforced by any court having jurisdiction.  Each Party shall bear its own legal fees and costs in connection with such arbitration.  For purposes hereof, “Working Capital” shall mean the difference between cash and cash equivalents, accounts receivable, plus inventory, plus prepaid expenses and other current assets, on the one hand, less accounts payable and accrued liabilities, on the other hand.  Working Capital shall be calculated in accordance with GAAP and in a manner consistent with Exhibit B.

(b)         The Purchase Price shall be adjusted based on the Definitive Closing Working Capital as follows: (i) to the extent that the Definitive Closing Working Capital is less than $13,900,000, Sellers shall pay to Purchaser the amount of such deficiency, or (ii) to the extent that the Definitive Closing Working Capital is greater than $13,900,000, Purchaser shall pay to Sellers the amount by which the Definitive Closing Working Capital exceeds such amount; provided, however, that in no event shall any adjustment payable pursuant to Section 1.5(b)(ii) result in a total Purchase Price that, after subtracting the Pay-Off Amount, is greater than or equal to $248,000,000.  Any payment so required to be made by Sellers or Purchaser pursuant to this Section 1.5(b) shall be by wire transfer of immediately available funds, not more than five (5)

Business Days after final determination thereof, to an account to be designated by the payee at least two (2) Business Days prior to the due date.

Section 1.6   Taxes.  All transfer, documentary, sales, use, value-added, gross receipts, stamp, registration or other similar transfer Taxes incurred in connection with the transfer and sale of the Shares as contemplated by the terms of this Agreement, including all recording or filing fees, notarial fees and other similar costs of Closing, shall be borne by the Sellers.

Section 1.7   [RESERVED]

Section 1.8   Withholding.  The Purchaser shall be entitled to deduct and withhold from the Purchase Price payable hereunder, or other consideration otherwise payable pursuant to this Agreement, any amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, local or non-U.S. Tax Law. Any amounts so withheld shall be timely and properly paid over to the appropriate Taxing Authority by the Purchaser. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY

A.           The Company makes each of the representations and warranties contained in Section 2.1 through and including Section 2.30 to Purchaser, each of which is true and correct on the date hereof and shall survive the Closing and the transactions contemplated hereby to the extent set forth herein.

Section 2.1   Organization; Powers; Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Mississippi.  Each Subsidiary is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.  True, correct and complete copies of the articles of incorporation, by-laws and other applicable organizational documents of the Company and each Subsidiary, as most recently amended or adopted, have been delivered to Purchaser.

(b)         Each of the Company and each of its Subsidiaries has the power and authority to own, lease and use its assets and to transact the business in which it is engaged and holds all material authorizations, franchises, licenses and Governmental Permits required therefor.  Each of the Company and each of its Subsidiaries is duly licensed or qualified to do business and is in good standing in (1) its jurisdiction of organization or incorporation and (2) each other state, province, territory, country or other jurisdiction where such license or qualification is required, except, in the case of clause (2), to the extent that the failure to be so licensed, qualified or in good standing would not (i) adversely affect the ability of the Company to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or (ii) have a material adverse effect.  Section 2.1(b) of the Company Disclosure Schedule sets forth each such jurisdiction where the Company or any of its Subsidiaries have qualified or registered to do business.  There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of the Company or any of its Subsidiaries.

Section 2.2   No Violation.  The execution, delivery and performance of this Agreement and all other agreements and transactions that are contemplated hereby or required in order to carry out its intent, including without limitation, the Sellers’ Representative Agreement (the “Ancillary Documents”) by Sellers, and the consummation of the transactions contemplated hereby and thereby (i) will not require any Consent (including, without limitation, consents from parties to Contracts, Governmental Permits and other agreements to which any Seller, the Company or any of its Subsidiaries is a party); (ii) violate or contravene any provision of the organizational certificates, documents and agreements, as amended to date, of the Company or any of its Subsidiaries; (iii) violate or contravene any Law, (iv) violate, conflict with, result in a breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of notice, modification, payment, termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, Governmental Permit, Contract or other obligation, arrangement or understanding to which any Seller, the Company or any of its Subsidiaries is a party or by which any Seller, the Company or any Subsidiary or any of their respective properties or assets may be bound or (v) result in or require the creation or imposition of any Encumbrance upon or with respect to any of the properties or assets of the Company or any of its Subsidiaries.

Section 2.3   Capitalization and Ownership.

(a)         Section 2.3(a) of the Company Disclosure Schedule sets forth the number of authorized shares of each class of capital stock and the number of issued and outstanding shares of each class of capital stock of each of the Company and each of its Subsidiaries and the number of shares held and owned by each of its stockholders.  No preemptive rights or rights of first refusal or similar rights exist with respect to any shares of capital stock of the Company or any of its Subsidiaries and no such rights arise by virtue of or in connection with the transactions contemplated hereby; as of the Closing, there are no outstanding or authorized rights, options, warrants, calls, convertible securities, subscription or other rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require the Company or any of its Subsidiaries to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock); there are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries; there are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of the Company or any of its Subsidiaries; and neither the Company nor any of its Subsidiaries is obligated to redeem or otherwise acquire any of their outstanding shares of capital stock.

(b)         The Sellers own 100% of the issued and outstanding capital stock of the Company, and no other person or entity has an equity interest or other interest in the Company.  The Shares constitutes all equity interests of the Company issued and outstanding as of the Closing.  Except as set forth in Section 2.3(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, 100% of the issued and outstanding shares in each Subsidiary, and such shares constitute all of the equity interests of each Subsidiary issued and outstanding as of the Closing.  All of the Shares, and all of the issued and outstanding shares in each Subsidiary, have been validly issued, and are fully paid and non-assessable, and were issued in compliance with all applicable securities Laws and were not issued in violation of any preemptive rights or rights of first refusal or similar rights.

(c)         Except for the shares in the Subsidiaries that are owned by the Company, neither the Company nor any Subsidiary owns, directly or indirectly, any shares of capital stock of any class, membership interests, participation rights or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock of any class, membership interests or participation rights, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock of any class, membership interests or participation rights or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of any class, membership interests or participation rights of any Person.

Section 2.4   [RESERVED].

Section 2.5   Records.  The documents and agreements of the Company and the Subsidiaries that were provided to Purchaser on the electronic diligence site are true, accurate and complete in all material respects and reflect all amendments made through the date of this Agreement.  The Books and Records of the Company and the Subsidiaries are accurate and complete in all material respects and have been maintained in accordance with sound business practices.  The capital stock ledgers of the Company and the Subsidiaries, as previously made available to Purchaser, contain accurate and complete records of all issuances, transfers and cancellations of capital stock of the Company.  Simultaneously with the Closing, the Books and Records are being delivered to Purchaser.

Section 2.6   Financial Statements

(a)         The Company has delivered to Purchaser true and correct copies of the unaudited consolidated balance sheet of the Company and its Subsidiaries for the eleven (11) month period ended November 30, 2012 (the “Interim Balance Sheet”) and the related statements of income and retained earnings and statement of cash flows for the period then ended, and (ii) the audited consolidated balance sheet (including the related notes thereto) of the Company and its Subsidiaries as of December 31, 2011, December 31, 2010 and December 31, 2009, and the related audited consolidated statements of income and retained earnings and statement of cash flows for the periods then ended (including the related notes thereto, if any) (collectively, the “Financial Statements”).  The consolidated Financial Statements are true, complete and accurate and present fairly, in all material respects, the financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations, retained earnings and cash flows of the Company and its Subsidiaries for the periods then ended.  The Financial Statements have been derived from the books and records of the Company and its Subsidiaries and are consistent with and accurately reflect the books and records of the Company and its Subsidiaries.  The Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods involved (except for the failure to include all of the notes thereto required by GAAP in the Interim Balance Sheet and the inclusion of year-end adjustments in the case of the Interim Balance Sheet).

(b)         Except as set forth in Section 2.6(b) of the Company Disclosure Schedule, upon the consummation of the transactions contemplated hereby, the Company and its Subsidiaries will not have any Indebtedness.  Schedule A sets forth all of the transaction expenses of the Company and the Subsidiaries.

Section 2.7   Accounting Controls.  The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of their financial statements in a manner that is true, complete and accurate in all material respects and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorizations; and (iv) the recorded accountability of the assets of the Company and its Subsidiaries is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 2.8   No Undisclosed Liabilities.  The Company and its Subsidiaries do not have any Liabilities of any kind whatsoever, other than:

(a)         Liabilities reflected in accordance with GAAP and reserved for in the Interim Balance Sheet and not heretofore paid or discharged; or

(b)         Liabilities incurred in the ordinary and usual course of business consistent with past practices since November 30, 2012.

Section 2.9   Operation of the Business.  Except as and to the extent set forth in Section 2.9 of the Company Disclosure Schedule, since December 31, 2011, (a) the Company and its Subsidiaries have conducted the Business only in the ordinary and usual course consistent with past practices, and (b) neither the Company nor any of its Subsidiaries has:

(i)  suffered any material adverse change in its business, customers or customer relations, operations, prospects, properties, assets, working capital, condition (financial or otherwise) or Liabilities and there has not been any damage, destruction, loss or other event which resulted in or could reasonably be expected to result in a material adverse change (in each case whether or not covered by insurance);

(ii)  materially changed any of its business policies including, without limitation, advertising, investments, capital expenditure, marketing, pricing, inventory, accounts receivable, accounts payable, purchasing, personnel, sales, returns, budget or product acquisition policies;

(iii)  cancelled, compromised, released or waived any debts or receivables or any rights or claims of substantial value;

(iv)  sold, transferred or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible) the value of which exceeds $200,000 individually or $1,000,000 in the aggregate, except for sales of inventory in the ordinary and usual course of business consistent with past practice;

(v)  permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Encumbrances;

(vi)  written down the value of any inventories or written off as uncollectible any Accounts Receivable, other than in the ordinary course of business, consistent with past practices;

(vii)  disposed of or permitted to lapse any Intellectual Property owned by the Company or any Subsidiary, or disposed of or disclosed to any Person, other than representatives of Purchaser, any Intellectual Property owned by or licensed to the Company or any Subsidiary not theretofore a matter of public knowledge;

(viii)  made, or permitted any other Person to make, any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, or made any addition to or other change in any retirement, welfare, fringe or severance benefit or vacation plan, to or in respect of any stockholder, director, officer, employee, broker, salesman, distributor or agent of the Company or any of its Subsidiaries, except in the ordinary course of business, consistent with past practices;

(ix)  instituted, settled or agreed to settle any litigation, action or proceeding by or before any Governmental Authority or arbitral body;

(x)  made any capital expenditure (or series of related capital expenditures) involving more than $200,000 or outside the ordinary course of business, or postponed or delayed any capital expenditures otherwise planned or budgeted for the current fiscal year;

(xi)  declared, paid or set aside for payment any dividend or other distribution or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company or any Subsidiary;

(xii)  made any change in any method of financial or Tax accounting or any financial or Tax accounting practice;

(xiii)  paid, loaned or advanced any amount to (other than travel advances made in the ordinary course of business), or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with any Related Party (as defined herein), including with respect to the matters covered by Section 2.23 herein;

(xiv)  granted or extended any power of attorney or agreed to act as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person; or

(xv)  agreed, whether in writing or otherwise, to take any of the foregoing actions.

Section 2.10   Tax Matters.

(a)         The Company and its Subsidiaries have duly filed or caused to be filed, in a timely manner with the appropriate Taxing Authorities, all Tax Returns required to be filed (determined with regard to any timely extensions).  Each such Tax Return filed or required to be filed is true, correct, and complete in all material respects, and all Taxes of the Company and its Subsidiaries (regardless of having been shown as due on any Tax Return) have been timely paid in full, or an adequate reserve has been established therefor on the 2011 Audited Financial Statements. No extensions of time to file any Tax Returns are pending.

(b)         The amount of the Liability of the Company and its Subsidiaries for unpaid Taxes does not, in the aggregate, exceed the amount of the current Liability accruals for Taxes (excluding reserves for deferred Taxes) reflected in the 2011 audited financial statements for all periods ending on or before the date of such financial statements.

(c)         There are no liens for Taxes on any of the assets of the Company or any Subsidiary except for liens for Taxes not yet due and payable.

(d)         Neither the Company nor any of its Subsidiaries has been a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement, or any other contract, obligation, understanding or agreement to pay the Taxes of another Person or to pay the Taxes with respect to transactions relating to any other Person.

(e)         Except as set forth in Section 2.10 of the Company Disclosure Schedule, there are no agreements or waivers extending the statutory period of limitation applicable to any Taxes of the Company or any of its Subsidiaries for any period. There is no power of attorney given by or binding upon the Company or any of its Subsidiaries with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

(f)         Except as set forth in Section 2.10 of the Company Disclosure Schedule, no foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending, being conducted or threatened in writing with respect to the Company or any of its Subsidiaries.

(g)         Neither the Company nor any of its Subsidiaries has received from any foreign, federal, state or local taxing authority (including jurisdictions where the Company or any of its Subsidiaries has not filed Tax Returns) any written notice indicating an intent to open an audit or other review, request for information relating to Tax matters, or notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against the Company or any of its Subsidiaries.

(h)         Neither the Company nor any of its Subsidiaries has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract, by operation of Law or otherwise.

(i)         Neither the Company nor any of its Subsidiaries will be required to include any item of income, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing, (ii) closing agreement (as described in Section 7121 of the Code) executed on or prior to the Closing, (iii) installment sale or open transaction disposition made on or prior to the Closing (iv) prepaid amounts received on or prior to the Closing or (v) intercompany transaction existing, or excess loss account occurring, on or prior to the Closing.

(j)         The Company and its Subsidiaries have complied in all respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any non-U.S. laws) and have, within the time and the manner prescribed by law, withheld and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under applicable Laws.

(k)         Neither the Company nor any of its Subsidiaries has ever been a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(l)         The Company and its Subsidiaries have delivered or made available to Purchaser copies of the federal, state, local and foreign income Tax Returns and all other material Tax Returns relating to the Company and its Subsidiaries (and amended Tax Returns, revenue agents’ reports, and other notices from the Internal Revenue Service or other Taxing Authorities) for each of the preceding five taxable years. The Company shall promptly deliver or make available to Purchaser copies of all other Tax Returns and other reports and statements made or received by or on behalf of the Company or any of its Subsidiaries that relate to Taxes arising during such periods, including income tax audit reports, statements of income or gross receipts tax, franchise tax, sales tax and transfer tax received by or on behalf of the Company or any of its Subsidiaries.

(m)         Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution of stock qualifying for tax-free treatment under Section 355 of the Code occurring during the two-year period ending on the date hereof, or otherwise as part of a plan or arrangement that includes the transactions contemplated by this Agreement.

(n)         Neither the Company nor any of its Subsidiaries is or has been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o)         The Company has validly elected to be an “S Corporation” within the meaning of Sections 1361 and 1362 of the Code beginning with the first day of its first taxable year, and has maintained its status as an “S Corporation” at all times since such date. The

Company has also validly elected to be an “S Corporation” in all state and local jurisdictions which recognize such status and in which the Company would, absent such an election, be subject to corporate income Tax, and has maintained its status as an “S Corporation” in each such jurisdiction at all times since the date of such election. No facts or circumstances exist, or have ever existed, which would cause, or would have caused, the status of the Company as an “S Corporation” under federal, state or local law to be subject to termination or revocation.  Each of the Subsidiaries is treated as an entity disregarded as separate from the Company for U.S. federal income Tax purposes.

(p)         Neither the Company nor any of its Subsidiaries will be subject to any Tax in connection with the transactions contemplated by this Agreement, including the deemed sale of the assets of the Company caused by the Section 338(h)(10) election contemplated by Section 4.5(i), including without limitation any Tax imposed pursuant to Sections 1374 or 1375 of the Code or any corresponding of the laws of any state or local jurisdiction. The Company and its Subsidiaries have not, in the last ten (10) years, acquired assets from another corporation in a transaction in which the Company’s or any Subsidiary’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor.

(q)         There is no Contract, plan or arrangement (written or otherwise) covering any current of former employee or independent contractor of the Company or any of its Subsidiaries, or any current or former subsidiary thereof, that, individually or in the aggregate, could give rise to the payment of any amount that will not be deductible by such entity under Section 280G of the Code.

(r)         Neither the Company nor any of its Subsidiaries has filed with respect to any item a disclosure statement pursuant to Section 6662 of the Code or any comparable disclosure with respect to state, local and/or foreign Tax statutes.

Section 2.11   Real Property.

(a)         Neither the Company nor any of its Subsidiaries owns any real property other than the real property described on Section 2.11(a) of the Company Disclosure Schedule (the “Owned Real Property”).  With respect to each parcel of Owned Real Property: (i) no building, structure or improvement of any kind belonging to any Person other than the Company or one of its Subsidiaries, as applicable, encroaches upon or under the Owned Real Property and no building, structure or improvement of any kind belonging to the Company or one of its Subsidiaries encroaches upon or under the property of another Person; (b) the parcels constituting the Owned Real Property are assessed separately from all other property not constituting the Owned Real Property for purposes of real property Taxes; and (c) there are no outstanding options or rights of first refusal, first offer or last look, or other preferential rights to purchase, lease or develop the Owned Real Property, any portion thereof or interest therein.

(b)         Section 2.11(b) of the Company Disclosure Schedule sets forth a list of all of the real property that the Company or its Subsidiaries has the right to occupy pursuant to leases, sub-leases, licenses, concessions or similar agreements (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”), and the associated lease, sub-lease, license, concession or similar agreement (the “Leases”) for such Leased Real Property.  The

Company and its Subsidiaries has made available to Purchaser a correct and complete copy of each Lease, as amended to date.  The Company and its Subsidiaries conduct the Business entirely at and from the Real Property.

(c)         Each of the leases set forth on Section 2.11(b) of the Company Disclosure Schedule is legal, valid and binding on the Company or the applicable Subsidiary, and to the knowledge of the Company, the other party or parties thereto.  Neither the Company nor any Subsidiary is in default or otherwise in breach under any Lease and, to the knowledge of the Company, no other party is in material default or otherwise in material breach thereof.

(d)         Except as set forth on Section 2.11(d) of the Company Disclosure Schedule, there are no leases, subleases, tenancy agreements, licenses, concessions, easements, written covenants, or written restrictions to which the Company or any Subsidiary is a party which create or confer on any person other than the Company or the applicable Subsidiary a right to use, occupy or possess all or any of the Real Property or interest therein or which restrict the Company or any Subsidiary from using, occupying or possessing all or any of the Real Property or from conducting its Business on the Real Property.

(e)         The use and occupancy of the Real Property, together with the buildings, structures, improvements, machinery, equipment, personal property and other tangible assets of the Company and its Subsidiaries, as applicable, located upon or used in connection with the Real Property, is in compliance, in all material respects, with all applicable Laws and all applicable insurance requirements, including those pertaining to zoning matters and building codes.

(f)         There is no pending or, to the knowledge of the Company, threatened proceeding regarding condemnation or other eminent domain proceeding affecting the Real Property or any sale or other disposition of the Real Property in lieu of condemnation.  The Company has no knowledge, and has not received any notice, of any default under any of the covenants, easements, restrictions or agreements affecting or encumbering the Real Property or any portion thereof.  The Real Property is occupied and utilized by the Company or the applicable Subsidiaries under valid and current Governmental Permits, including certificates of occupancy, and the transactions contemplated hereby will not invalidate or require the issuance of any new or amended Governmental Permits.

(g)         The Company has made available to Purchaser true and complete copies, to the extent in the possession or control of the Company or its Subsidiaries, of all the title insurance policies, title reports, surveys, certificates of occupancy, property condition reports, roof reports, appraisals and permits, licenses or other authorizations of governmental agencies relating to or otherwise affecting the Real Property and the operations of the Company and its Subsidiaries thereon.

Section 2.12   Condition of Real and Personal Property.

(a)         All of the buildings, offices and other structures located on the Owned Real Property and Leased Real Property which, taken as a whole, are material to the conduct of the Business are structurally sound with no known material defects, are in good operating condition and repair, are adequate for the use to which they are being put, and, with respect to the Leased Real Property, are maintained in the manner and to the standard required under the applicable lease.

(b)         All tangible personal property which, taken as a whole, is material to the conduct of the Business has no known material defects and is in good operating condition and repair and is adequate for the uses to which it is being put.  None of such tangible personal property is in need of maintenance or repair except for ordinary course maintenance and repairs.

Section 2.13   Title to Assets.

(a)         Except as set forth on Section 2.13(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have good, valid and marketable title (in the case of the Real Property Leases, valid leasehold interests therein) to all of their Assets, free and clear of all Encumbrances.  For purposes of this Agreement, the term “Assets” means all of the properties and assets of any nature owned or used by the Company or any of its Subsidiaries.  The Assets include all rights, properties and other assets used by the Company or any of its Subsidiaries to conduct the Business or necessary to permit Purchaser, the Company and the Subsidiaries to conduct the Business after the Closing in the same manner as the Business has been conducted by the Company and its Subsidiaries prior to the Closing.  The Sellers do not own any assets used to conduct the Business.

(b)         All bank, saving, checking, investment accounts, safe deposit boxes, and lockboxes of the Company and its Subsidiaries and the names of all persons authorized to withdraw funds from each such account are identified on Section 2.13(b) of the Company Disclosure Schedule.

(c)         In furtherance, and not in limitation of any other representation or warranty of the Company contained in Article II (including, without limitation, Section 2.13(a) and Section 2.18), prior to the Closing, Viking Aircraft, LLC has transferred ownership of the Aircraft, and all Governmental Permits, licenses and authorizations necessary for the ownership and operation thereof, to the Company, free and clear of all Encumbrances.

Section 2.14   Litigation.  Except as set forth on Section 2.14 of the Company Disclosure Schedule, there is no action, claim, complaint, suit, charge, unfair labor practice charge, inquiry, judicial or administrative proceeding, audit or investigation by or before any Governmental Authority or arbitral body pending or, to the knowledge of the Company, threatened, against or involving the Company, any Subsidiary, the Business or the assets or properties of the Company or any Subsidiary (or pending or threatened against any of the officers, directors or key employees of the Company or any Subsidiary related to the Business).  Neither the Company nor any Subsidiary is subject to, and the Business and the assets or properties of the Company and its Subsidiaries are not bound by, any judgment, order, injunction, rule or decree of any Governmental Authority or arbitral body.

Section 2.15   Product Liability.  Except as set forth in Section 2.15 of the Company Disclosure Schedule, there are not presently pending, or, to the knowledge of the Company, threatened, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged Defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any Product manufactured, distributed or sold by or on behalf of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has extended to any of its customers any written, non-uniform product warranties, indemnifications or guarantees.

Section 2.16   Labor Matters.

(a)         Except as set forth in Section 2.16(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to, bound by, or in the process of negotiating any collective bargaining agreements, written work rules or practices, other contracts, agreements, arrangements or understandings, with any labor union, labor organization, employee association or works council and no labor union, labor organization, trade union or works council, or group of employees of the Company or any Subsidiary has made a pending demand for recognition or certification, and there are no organizing campaigns, representation petitions or certification proceedings presently pending or, to the knowledge of the Company, threatened.  Since January 1, 2010, there have been no actual or, to the knowledge of the Company, threatened organizing campaigns, labor disputes, strikes, lockouts, work slowdowns, work stoppages or material grievances or arbitrations against or affecting the Company or any Subsidiary.

(b)         Each of the Company and each of its Subsidiaries is and at all times has been in material compliance with (i) all collective bargaining agreements to which it is party or bound by and (ii) all applicable Laws respecting employment and employment practices, terms and conditions of employment, including workplace discrimination and harassment, occupational safety and health, workers’ compensation, immigration, employee leave issues, equal opportunity, plant closures and layoffs and wages and hours, and is not engaged in any unfair labor practice.

(c)         Except as set forth in Section 2.16(c) of the Company Disclosure Schedule, all employees of the Company and its Subsidiaries are employees at will, and without any employment agreement with the Company or any of its Subsidiaries.  The sale of the Shares does not entitle any manager or employee to any specific rights as a consequence of the change of control of the Company and its Subsidiaries.

(d)         The Company has made available to Purchaser the names, positions and major details of the terms of employment (including pensions, years of continuous service for redundancy purposes and details of any major benefits whether variable or fixed) of the employees of the Company and its Subsidiaries. No key employee, including any member of the management, has left the Company or any Subsidiary during the past six months before Closing.  No key employee or manager of the Company or any Subsidiary has given or indicated any intention to give notice terminating his or her employment or is under notice of dismissal.

(e)         Except as set forth in Section 2.16(e) of the Company Disclosure Schedule, none of the Company, any Subsidiary or any Seller has received notice of: (i) any charge or complaint with respect to or relating to it pending before any Governmental Authority responsible for the prevention of unlawful employment practices; (ii) the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (iii) any charge, grievance, arbitration, complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes or representatives of the foregoing alleging breach of any express or implied contract of employment, collective bargaining agreement or other agreement, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.

(f)          There are no written or unwritten personnel policies, rules or procedures applicable to employees employed by the Company or any of its Subsidiaries, other than those set forth in Section 2.16(f) of the Company Disclosure Schedule, true and correct copies (or descriptions in the case of unwritten policies, rules or procedures) of which have heretofore been delivered to Purchaser.

(g)         Neither the Company nor any of its Subsidiaries is delinquent in payments to any employees, former employees or independent contractors for any services, benefits or amounts required to be provided, reimbursed or otherwise paid.  The Company and its Subsidiaries have properly classified all employees and independent contractors for purposes of wages and hours, overtime compensation and Taxes. The Company and each of its Subsidiaries have fully complied with all withholding and/or reporting obligations to Tax and other contributions on all salary and other taxable fringe benefits.  All salary, bonus and other fringe benefits have been handled in accordance with applicable Laws.

(h)         There are no inventions or rights – whether registered or not – relating to former or present employees which are necessary or useful for the Business of the Company or any of its Subsidiaries and for which the Company and its Subsidiaries do not have exclusive and cost-free right of ownership and use.  No employee of the Company or any Subsidiary has any special agreement with respect to inventions, copyrights (including software) and other intellectual property rights made by the employee.

Section 2.17   Intellectual Property.

(a)         Section 2.17(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Intellectual Property in the categories set out in (i) to (iv) below owned by the Company or any of its Subsidiaries, specifying as applicable the application or registration number, the filing or registration date, and the jurisdiction:

(i)  patents and patent applications;

(ii)  trademark registrations, applications and material unregistered trademarks;

(iii)  Internet domain names; and

(iv)  copyright registrations, applications and material unregistered copyrights.

(b)         Except as set forth on Section 2.17(b) of the Company Disclosure Schedule:

(i)  the Company and its Subsidiaries own beneficially and of record, free and clear of all Encumbrances, all Intellectual Property that is used to conduct the Business of the Company and its Subsidiaries as it is currently conducted;

(ii)  the Intellectual Property owned by the Company and its Subsidiaries and, to the Company’s knowledge, any Intellectual Property licensed to the Company or any of its Subsidiaries, is valid and enforceable, subsisting, in full force and effect, and has not been cancelled, expired or abandoned;

(iii)  all inventors listed in any patent application set forth on Section 2.17(a) of the Company Disclosure Schedule have executed written assignments of such application and all intellectual property rights related thereto in favor of the Company and its Subsidiaries;

(iv)  the Company and each of its Subsidiaries have taken reasonable measures to protect the confidentiality of the Trade Secrets owned or used by it, including requiring its employees and persons having access thereto to execute written non-disclosure agreements;

(v)  (1) the conduct of the Business as currently conducted by the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property of any third party; and (2) no such claims, suits or actions have been brought or threatened in writing by any third party;

(vi)  (1) to the knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any of the Intellectual Property owned by the Company or any of its Subsidiaries; and (2) no such claims, suits or actions have been brought or threatened against any third party by the Company or any Subsidiary;

(vii)  no Affiliate or current or former partner, director, stockholder, officer, or employee of the Company or any Subsidiary will, after giving effect to the transactions contemplated hereby, own or retain any rights to use any of the Intellectual Property owned, used or held for use by the Company or any of its Subsidiaries; and

(viii)  the consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s or any Subsidiary’s right to own or use any Intellectual Property used in the conduct of the Business as it is currently conducted, nor will it require the payment of any additional amounts or require the Consent of any Governmental Authority or any other Person with respect to any such Intellectual Property.

(c)         The Intellectual Property owned and used by the Company and its Subsidiaries, as set forth on Section 2.17(a) of the Company Disclosure Schedule, is sufficient for the continued conduct of the Business after the Closing in the same manner as it is currently conducted.

Section 2.18   Licenses and Permits.  The Company and its Subsidiaries have all Governmental Permits, licenses and authorizations necessary for the conduct of the Business as presently conducted, and all such Governmental Permits, licenses and authorizations are in full force and effect, and, to the knowledge of the Company, all of such Governmental Permits, licenses and authorizations will continue to be in full force and effect immediately following the consummation of the transactions contemplated hereby.  Section 2.18 of the Company Disclosure Schedule sets forth a full and complete list of all Governmental Permits, and the Company has delivered to Purchaser copies of all Governmental Permits owned, issued to or held by the Company or any of its Subsidiaries as of the date of this Agreement.  No violations are or have been recorded in respect of any Governmental Permit.  No proceeding is pending or threatened to revoke or limit any Governmental Permit.

Section 2.19   Compliance with Law; Certain Business Practices.

(a)         The Business and operations of the Company and its Subsidiaries have been conducted in accordance with all applicable Laws and other requirements of all Governmental Authorities.  Since January 1, 2009, neither the Company nor any Subsidiary has received any notification of any asserted present or past failure by the Company or any of its Subsidiaries to comply with such Laws or other requirements.

(b)         None of the Company, any Subsidiary or any Seller, and no director, officer, agent or employee of any of the foregoing, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other federal, foreign or state anti-corruption or anti-bribery Law or requirement applicable to the Sellers, the Company or any Subsidiary.

Section 2.20   Contracts.

(a)         Section 2.20 of the Company Disclosure Schedule lists, by reference to the applicable subsection of this Section 2.20, all material Contracts of the Company or any of its Subsidiaries (the “Listed Business Contracts”), including:

(i)  all employment or other contracts (including non-competition, confidentiality, loans to employees, directors or officers, severance or indemnification agreements as well as any collective bargaining agreement or other labor union contracts or agreements) with or in respect of any employee or current or former officer or director or stockholder of the Company or any Subsidiary;

(ii)  all consulting contracts;

(iii)  instruments for borrowed money (including any indentures, guarantees, loan agreements, sale and leaseback agreements,

mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements or equipment financing obligations);

(iv)  agreements for acquisitions or dispositions (by merger, purchase or sale of assets or stock or otherwise) of material assets, as to which the Company or any Subsidiary has continuing obligations or rights;

(v)  joint venture or partnership agreements, licensing arrangements, Contracts for sharing of profits or proprietary information, licensing and distribution Contracts;

(vi)  purchase Contracts or agreements giving rise to Liabilities of the Company or any Subsidiary;

(vii)  guarantees, suretyships, indemnification, contribution agreements or other sources of contingent liability in respect of any indebtedness or obligations of any other Person;

(viii)  all leases of personal property;

(ix)  all Contracts providing for payments by or to the Company or any Subsidiary in excess of $500,000 per year;

(x)  all Contracts obligating the Company or any Subsidiary to provide or obtain products or services for a period of one year or more;

(xi)  all Contracts containing covenants purporting to limit the Company’s or any Subsidiary’s freedom to compete with any Person or in any geographic area;

(xii)  all Contracts for construction or the purchase of real estate, improvements, equipment, machinery and other items which constitute capital expenditures or which involve or are reasonably expected to involve capital expenditures;

(xiii)  all agreements, Contracts, licenses or arrangements (a) granting or obtaining any right to use or practice any rights under any Intellectual Property (other than non-customized software subject to customary “shrinkwrap” or “click-through” type contracts) or (b) restricting the Company’s or any Subsidiary’s rights to use, practice or register any Intellectual Property, or permitting other Persons to use, practice or register any Intellectual Property owned by the Company or any Subsidiary;

(xiv)  any agreement or Contract not terminable or cancelable by the Company or any Subsidiary upon notice of not longer than 60 days and without liability, penalty or premium;

(xv)  any Contract between the Company or any Subsidiary, on the one hand, and any director, officer or Affiliate of the Company or any Subsidiary, on the other hand;

(xvi)  any exclusive sales representative or exclusive distribution Contract; and

(xvii)  any agreement or Contract which was not made in the ordinary course of business consistent with past practice.

(b)         The Company has heretofore provided to Purchaser a true and complete copy of each Listed Business Contract (together with all amendments thereto).  Each Listed Business Contract is a legal, valid and binding obligation of the Company or the applicable Subsidiary and, to the knowledge of the Company, the other parties thereto, enforceable against such parties in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies.  None of the Company, any Subsidiary or, to the knowledge of the Company, any other party thereto, is in default, violation or breach in any respect under any Listed Business Contract, and no event has occurred and is continuing that constitutes or with notice or the passage of time would constitute, a default, violation or breach in any respect under any Listed Business Contract.

Section 2.21   Environmental Matters.

(a)         Except as set forth on Section 2.21(a) of the Company Disclosure Schedule, the Company and its Subsidiaries are and have been for the applicable statute of limitations period in material compliance with all applicable Environmental Laws.  None of the Company, any Subsidiary or any Seller has received any communication (written or oral), whether from a Governmental Authority, citizens group, employee or otherwise, alleging that the Company or any Subsidiary is not in such compliance, and there are no past or present (or to the knowledge of the Company, future) actions, activities, circumstances conditions, events or incidents that may prevent or interfere with such compliance in the future.  Except as set forth on Section 2.21(a) of the Company Disclosure Schedule, there is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company, any Subsidiary or any person or entity whose liability for any Environmental Claim the Company or any Subsidiary have or may have retained or assumed either contractually or by operation of Law.

(b)         Except as set forth on Section 2.21(b) of the Company Disclosure Schedule, there are no present (or to the knowledge of the Company, past) actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Environmental Release, threatened Environmental Release or presence of any Hazardous Material which could form the basis of any Environmental Claim against the Company, any Subsidiary or any Person whose liability for any Environmental Claim the Company or any Subsidiary have or may have retained or assumed either contractually or by operation of law.  None of the Leased Real Property, Owned Real Property or any property previously owned, leased or used by the Company or any Subsidiary is polluted or contaminated and neither the Company nor any of its Subsidiaries has caused any pollution or contamination of any such properties. No storage tanks, whether above ground or underground, or associated piping are leaking into the environment and the tanks have been kept in full compliance with all rules and regulations regarding the approval, use and inspection of storage tanks.

(c)         Except as set forth on Section 2.21(c) of the Company Disclosure Schedule, the Company, the Subsidiaries and any other Person for whose conduct they may be held responsible, have not (i) entered into or been subject to any consent decree, compliance order, administrative order or similar agreement with any Governmental Authority with respect to the Leased Real Property, Owned Real Property or any of the Company’s or any Subsidiary’s operations; (ii) received notice under the citizen suit provision of any Environmental Law in connection with the Leased Real Property, Owned Real Property or any of the Company’s or any Subsidiary’s operations; (iii) received any request for information, notice, demand letter, administrative inquiry, or formal or informal inquiry, or formal or informal complaint or claim with respect to any violation of an Environmental Law relating to the Leased Real Property, Owned Real Property or any of the Company’s or any Subsidiary’s operations; or (iv) been subject to or threatened with any governmental or citizen enforcement action with respect to the Leased Real Property, Owned Real Property or any of the Company’s or any Subsidiary’s operations; and the Company, the Subsidiaries and Sellers, and any other person or entity for whose conduct they may be held responsible, have no knowledge that any of the above will be forthcoming.

(d)         The Company has delivered or otherwise made available for inspection to Purchaser true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by the Company or any Subsidiary pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any Subsidiary, or regarding the Company’s or any Subsidiary’s compliance with applicable Environmental Laws.

Section 2.22   Insurance Policies.  Section 2.22 of the Company Disclosure Schedule contains an accurate and complete list of all policies of property, fire, liability, worker’s compensation, errors and omissions and other forms of insurance owned or held by the Company or any of its Subsidiaries.  The Company has heretofore delivered copies of such insurance policies and all amendments and riders thereto to Purchaser.  All such policies are in full force and effect, and all premiums with respect thereto covering all periods up to the date hereof have been paid, and no notice of cancellation or termination has been received with respect to any such policy.  The Company and its Subsidiaries have complied with the provisions of such policies applicable to them.  There are no pending claims under any of the policies, including any claim for loss or damage to the properties, assets or business of the Company or any of its Subsidiaries.  Such policies: (a) are sufficient for compliance with all requirements of Law and of all Contracts to which the Company or any Subsidiary is a party; (b) are valid, outstanding and enforceable; and (c) in the reasonable opinion of management of the Company, provide adequate insurance coverage for the Company’s and its Subsidiaries’ assets and operations.

Section 2.23   Related-Party Transactions.  Except as set forth on Section 2.23 of the Company Disclosure Schedule and except with respect to relationships and transactions among the Company and its wholly-owned Subsidiaries, no present or former officer, director, interest holder, relative, Affiliate or associate of the Company, any Subsidiary or Sellers, or any Affiliate or associate of the foregoing (collectively “Related Parties”) has any direct or indirect substantial interest in any competitor, client, customer or supplier of the Company or any Subsidiary or in any Person from whom or to whom the Company or any Subsidiary leases any real or personal property or in any other Person with whom the Company or any Subsidiary has any material business relationship.  Except as set forth on Section 2.23 of the Company Disclosure Schedule and except for transactions among the Company and its wholly-owned Subsidiaries, no Affiliate of the Company, any Subsidiary or Sellers: (i) owns any property or right, whether tangible or intangible, which is used by the Company or any Subsidiary; (ii) has any claim or cause of action against the Company or any Subsidiary; (iii) owes any money to the Company or any Subsidiary or is owed money from the Company or any Subsidiary; (iv) is a party to any contract or other arrangement, written or oral, with the Company or any Subsidiary; or (v) provides services or resources to the Company or any Subsidiary or is dependent on services or resources provided by the Company or any Subsidiary.  Section 2.23 of the Company Disclosure Schedule sets forth every business relationship (other than normal employment relationships) between the Company or any Subsidiary, on the one hand, and the Company’s or any Subsidiary’s present or former stockholders, partners, officers, directors, employees or members of their families (or any entity in which any of them has a material financial interest, directly or indirectly), on the other hand.

Section 2.24   Personnel.  The Company has delivered information concerning its employees to Purchaser as requested by Purchaser.  To the knowledge of the Company, no employee has any plans to terminate his or her employment with or service to the Company or any Subsidiary as a result of the transactions contemplated by this Agreement or otherwise.

Section 2.25   Employee Benefit Plans.

(a)         Section 2.25(a) of the Company Disclosure Schedule sets forth a complete and correct list of all “employee pension benefit plans” and “employee benefit plans” as defined respectively in Sections 3(2) and 3(3) of Employment Retirement Income Security Act of 1974, as amended (“ERISA”), and any other pension, profit sharing, retirement, equity, incentive or deferred compensation, vacation, severance, change in control, retention, disability, hospitalization, medical insurance or other employee benefit plan or program, if any, which the Company, any Subsidiary or any entity or trade or business (whether or not incorporated) other than the Company and its Subsidiaries that together with the Company and its Subsidiaries is considered under common control and treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) sponsors, maintains, contributes to or is required to contribute to with respect to employees or former employees and each employment, severance, change in control, retention, compensation or similar agreement to which the Company or any Subsidiary is a party with respect to the Business (collectively, the “Employee Benefit Plans”).  The Company has delivered to Purchaser true and complete copies of all Employee Benefit Plans and other instruments relating thereto as they may have been amended to the date hereof, embodying, relating to or summarizing the Employee Benefit Plans.  The Company has delivered to Purchaser all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor or any other applicable Governmental Authority in the preceding two years relating to the Employee Benefit Plans.  The Company has made available to Purchaser the most recent annual report (Form 5500 or any other applicable form filed with any Governmental Authority) filed and the most recent summary plan description and any other material employee communications with respect to each Employee Benefit Plan.

(b)         No Employee Benefit Plan is, or has ever been, (1) subject to Title IV of ERISA or Section 412 of the Code, (2) maintained by more than one employer within the meaning of Section 413(c) of the Code, (3) subject to Sections 4063 or 4064 of ERISA, (4) a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA, (5) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, (6) maintained outside the jurisdiction of the United States, or (7) an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is not intended to be qualified under section 401(a) of the Code.  No liability has been or is expected to be incurred by Sellers, the Company, any Subsidiary or any of their ERISA Affiliates under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans that could, following the Closing, become or remain a liability of the Business or become a liability of  Purchaser or any employee benefit plan established or contributed to by Purchaser and, to the knowledge of the Company, no event, transaction or condition or has occurred or exists that could reasonably result in any such liability to the Business or, following the Closing, Purchaser.

(c)         Except as set forth in Section 2.25(c) of the Company Disclosure Schedule, the Company and its Subsidiaries are in material compliance with the requirements prescribed by any and all statutes, orders, governmental rules or regulations applicable to the Employee Benefit Plans and all reports and disclosures relating to the Employee Benefit Plans required to be filed with or furnished to governmental agencies, participants or beneficiaries prior to the date of the Agreement have been filed in material compliance with applicable Law.

(d)         Neither the Company nor any Subsidiary, nor, to the knowledge of the Company, any other “party in interest” or “disqualified person” with respect to any Employee Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code involving such Employee Benefit Plan.  To the knowledge of the Company, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable laws in connection with the administration or investment of the assets of any Employee Benefit Plan.

(e)         There are no actions, audits, suits or claims pending (other than routine claims for benefits) or threatened, against any of the Employee Benefit Plans or any fiduciary of any of the Employee Benefit Plans or against the assets of any of the Employee Benefit Plans.

(f)         Neither the Company nor any Subsidiary has any plan, Contract or commitment, whether legally binding or not, to create any additional employee benefit or compensation plans, policies or arrangements or, except as may be required by applicable law, to modify any Employee Benefit Plan.

(g)         The consummation of the transactions contemplated hereby will not, either alone or in connection with another event, (i) accelerate the time of payment or vesting or increase the amount due under any of the Employee Benefit Plans or (ii) entitle any employee or former employee of the Company or any Subsidiary to severance or similar compensation.

(h)         Except as required by Law, no Employee Benefit Plan provides any medical, dental, disability or life insurance benefits to employees following termination of employment.

Section 2.26   Accounts Receivable.  All Accounts Receivable, whether reflected on the Interim Balance Sheet or arising thereafter in the ordinary course of business, (i) arose in the ordinary course of business from bona fide arm’s-length transactions for the sale of goods or performance of services; (ii) are valid; and (iii) are collectible in the ordinary course of the Business in accordance with their terms (subject to reserves reflected on the Interim Balance Sheet) and are not subject to counterclaims or setoffs.  All known or expected or anticipated claims, allowances or other price adjustments are reflected in the Interim Balance Sheet and set forth on Section 2.26 of the Company Disclosure Schedule.

Section 2.27   Inventory.  All of the inventories of the Company and its Subsidiaries, whether reflected in the Interim Balance Sheet or otherwise, consist of a quality and quantity usable and salable in the ordinary and usual course of business, except for items of obsolete materials and materials of below-standard quality, all of which items have been written off or written down in the Interim Balance Sheet to fair market value or for which adequate reserves have been provided therein.  All inventories not written off have been priced at the lower of cost or market.

Section 2.28   Suppliers, Distributors and Customers.  Section 2.28 of the Company Disclosure Schedule lists, by dollar volume paid for the twelve (12) months ended October 31, 2012, (i) the ten largest suppliers to the Business, and (ii) the ten largest customers of the Business.  Except as set forth on Section 2.28 of the Company Disclosure Schedule, to the knowledge of the Company, (a) no person listed in such Schedule within such twelve (12) month period has cancelled or otherwise terminated or threatened to cancel or otherwise terminate the relationship of such person with the Business or has decreased materially or threatened to decrease or limit materially, its services, supplies or materials to the Business or its usage or purchase of the services or products of the Business, and (b) no such person has notified the Company or any Subsidiary that such person intends to terminate or adversely modify, and the Company has no knowledge that any person intends to terminate or adversely modify, materially its relationship with the Business or decrease materially or limit materially its services, supplies or materials to the Business or its usage or purchase of the services or products of the Business.

Section 2.29   Brokers or Finders.  Except as listed on Section 2.29 of the Company Disclosure Schedule, none of the Company, any Subsidiary or Sellers have entered into any agreement, arrangement or understanding with any Person which could result in the obligation of the Company, any Subsidiary, Sellers or the Purchaser to pay any finder’s fee, brokerage commission, advisory fee or similar payment in connection with this Agreement or the transactions contemplated hereby.

Section 2.30   [RESERVED]

B.           Each Seller (in the Seller’s personal capacity and, if applicable, in the Seller’s capacity as a trustee) makes each of the representations and warranties contained in Section 2.31 to Purchaser, each of which is true and correct on the date hereof and shall survive the Closing and the transactions contemplated hereby to the extent set forth herein.

Section 2.31   Seller Representations and Warranties

(a)         Each Seller (in both such Seller’s personal capacity and in the Seller’s capacity as a trustee, as applicable) has full legal right, power and authority to enter into this Agreement and the Ancillary Documents, as applicable, to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the stock certificates, stock powers and each of the Ancillary Documents, as applicable, by each Seller has been duly and effectively authorized by all necessary action on the part of Seller, and no other action on the part of such Seller is necessary to authorize the execution, delivery and performance of this Agreement, the stock certificates, the stock powers or any of the Ancillary Documents or the consummation of the transactions contemplated hereby and thereby.  This Agreement, the stock certificates, the stock powers and each of the Ancillary Documents have been duly executed and delivered by each Seller and, assuming due and valid authorization, execution and delivery by Purchaser, are valid, legally binding and enforceable obligations of such Seller, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general principles of equity.

(b)         As of the Closing, each Seller owns beneficially and of record the number of Shares as are set forth on Section 2.31(b) of the Company Disclosure Schedule, free and clear of any Encumbrances.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

In order to induce Sellers to enter into this Agreement, Purchaser represents and warrants to Sellers as follows:

Section 3.1   Organization; Power; Good Standing. Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.  Purchaser has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted.

Section 3.2   Authority; Binding Obligation.  Purchaser has full legal right, power and authority to enter into this Agreement and the Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Ancillary Documents by Purchaser has been duly and effectively authorized by all necessary action on the part of Purchaser, and no other action on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement or any of the Ancillary Documents or the consummation of the transactions contemplated hereby and thereby.  This Agreement and each of the Ancillary Documents have been duly executed by Purchaser and, assuming due and valid authorization, execution and delivery by Sellers, are valid, legally binding and enforceable obligations of Purchaser, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general principles of equity.

Section 3.3   No Violation.  The execution, delivery and performance of this Agreement and the Ancillary Documents by Purchaser and the consummation of the transactions contemplated hereby and thereby will not (i) require any filing with, or the consent, approval, permit or authorization of, any Governmental Authority or any other Person (including, without limitation, consents from parties to loans, contracts, leases, permits, licenses and other agreements to which Purchaser is a party); (ii) violate or contravene any provision of the organizational certificates, documents and agreements, as amended to date, of Purchaser; (iii) violate or contravene any Law to which Purchaser is subject, or (iv) conflict with or result in a breach of or constitute a default (with or without due notice or the passage of time or both) by any party (or give rise to any right of termination, amendment, cancellation or acceleration) under any contract, agreement, instrument or other document to which Purchaser is a party.

Section 3.4   No Brokers.  No broker, finder, agent or other intermediary has acted on behalf of Purchaser or otherwise assisted in bringing about the transactions contemplated by this Agreement and no broker, finder, agent or other intermediary is entitled to any commission or finder’s fee in respect thereof based in any way on agreements, understandings or arrangements with or the conduct of Purchaser.

ARTICLE 4

OTHER AGREEMENTS

Section 4.1   Non-Competition; Non-Solicitation.

(a)         Non-Competition.

(i)      Each Seller that owns at least five percent (5%) of the total outstanding Shares as of the date of this Agreement (each such Seller, a “Principal Seller”), agrees and acknowledges that in order to assure the Purchaser that the Business will retain its value as a going concern, it is necessary that such party undertake not to utilize its special confidential knowledge of the Business, the Company and its Subsidiaries and its relationship with clients or customers to compete with the Purchaser.  Each Seller further agrees and acknowledges that the Business could be irreparably damaged if such party were to engage in a business that sells, manufactures or distributes premium products that are similar to the products in similar pricing categories that the Company and its Subsidiaries sell, manufacture or distribute as of the date of this Agreement, including without limitation, any of the companies set forth on Schedule 4.1 (irrespective as to whether such companies listed on Schedule 4.1 sell, manufacture or distribute premium products) (a “Competing Business”).  Therefore, as a significant inducement to the Purchaser to enter into and perform its obligations under this Agreement and to acquire the Shares, each Principal Seller agrees that for a period of three (3) years after the Closing Date (the “Non-Competition Period”), no such party nor any of its successors, assigns or Affiliates shall, anywhere in the world, directly or indirectly, either for themselves or any other person, engage in, own, operate, manage, control, invest in or participate in any manner or permit their names to be used by, act as a consultant or advisor to, render services for (alone or in association with any person), or otherwise assist in any manner any person that engages in or owns, operates, manages, controls, invests in or participates in, any Competing Business.

(ii)      Notwithstanding the foregoing, each Seller shall be permitted to invest in stock, bonds, or other securities of any public corporation so long as it is not involved in the business of such corporation and provided (i) such stock, bonds, or other securities are listed on any national or required exchange; and (ii) its investment does not exceed, in the case of any class of capital stock of any issuer, five (5%) percent of the issued and outstanding shares, or in the case of bonds or other securities, five (5%) percent of the aggregate principal amount thereof issued and outstanding.

(b)         Non-Solicitation of Employees.

(i)      Each Seller agrees that, for a period of five (5) years after the Closing Date (the “Non-Solicitation Period”), neither it nor any of its successors, assigns or Affiliates will directly or indirectly engage, recruit, solicit for employment or engagement, offer employment to or hire, or otherwise seek to influence or alter any relationship with, without the prior written consent of the Purchaser, any person who is (or was within one hundred eighty (180) days of the Closing Date) an employee of the Company or any of its Subsidiaries on the Closing Date unless such employee is terminated by the Purchaser or more than one hundred eighty (180) days shall have passed since the employee’s voluntary termination of his or her employment by the Purchaser.

(ii)      Without limiting the generality of the provisions of Section 4.1(a), each Seller hereby agrees that during the Non-Solicitation Period, neither it nor any of its successors, assigns or Affiliates shall, directly or indirectly, without the prior written consent of the Purchaser (i) induce any Person which is a customer of the Business, the Company, any Subsidiary or the Purchaser to patronize any Competing Business; (ii) canvass, solicit or accept from any Person who is a customer of the Business, the Company, any Subsidiary or the Purchaser, any such competitive business; or (iii) request or advise any Person who is a customer or vendor of the Business, the Company, any Subsidiary or the Purchaser or their successors to withdraw, curtail or cancel any such customer’s or vendor’s business with any such entity.

(c)         Confidential Information.  During the Non-Competition Period, each Seller and its Affiliates shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of Purchaser, furnish, make available or disclose to any third party or use for the benefit of himself or any third party, any Confidential Information.  As used in this Section 4.1(c), “Confidential Information” shall mean any information relating to the business or affairs of the Business, the Company, its Subsidiaries or the Purchaser, including, without limitation, to information relating to financial statements, client or customer identities, potential clients or customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins or other proprietary information; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes generally known in the public domain through no wrongful act on the part of the Sellers or their Affiliates.  Each Seller acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Business, the Company, its Subsidiaries and the Purchaser.

(d)         Limitations in Scope.  Each Seller recognizes that the territorial, time and scope limitations set forth in this Section 4.1 are reasonable and are properly required for the protection of the Company’s, its Subsidiaries’, the Business’ and the Purchaser’s legitimate interests in client relationships, goodwill and trade secrets, and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Purchaser and Sellers agree to submit to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances, and in its reduced form, such provision shall then be enforceable and shall be enforced.

(e)         Equitable Remedies.  Each Seller acknowledges and agrees that the covenants set forth in this Section 4.1 are reasonable and necessary for the protection of the Business and the Purchaser’s business interests, its failure to comply with any of the provisions of this Section 4.1 will cause irreparable harm to the Purchaser, the Company, the Subsidiaries and the Business and that in the event of any Seller’s or its Affiliate’s actual or threatened breach of any of the provisions contained in this Section 4.1, the Purchaser will have no adequate remedy at law.  As a result, each Seller agrees that in the event of any actual or threatened breach of any of the covenants set forth in this Section 4.1, the Purchaser may seek equitable relief against such party and its Affiliates, including, but not limited to, restraining orders and injunctions, without having to show actual monetary damages or posting a bond, as may be deemed necessary or appropriate by a court of competent jurisdiction.  Nothing contained herein shall be construed as prohibiting the Purchaser from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, the right to monetary damages.

(f)         Allocation.  The Parties agree that for purposes of Section 4.5(i), $1,000,000 of the Purchase Price shall be allocated to the Sellers’ covenants contained in this Section 4.1; provided, however, that the Parties also acknowledge and agree that such allocation of the Purchase Price to such covenants shall not limit the amount of damages that Purchaser may seek for any breach of Sellers' covenants contained in this Section 4.1.

Section 4.2   Publicity.  Except as may be required by law or applicable listing agreement with a national securities exchange, no Party nor any of their Affiliates shall issue any press release or make any public statement with respect to the transactions contemplated by this Agreement without the prior approval of the other Parties.

Section 4.3   Further Assurances.  After the Closing, the Parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, including contract assignments, and doing any and all such other things as may be reasonably required by the Parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

Section 4.4   Resignation of Officers and Directors.  At or immediately following the Closing, to the extent requested by Purchaser, Sellers will cause each of the officers and directors of the Company and its Subsidiaries to resign as an officer and/or director effective as of the Closing.

Section 4.5   Tax Matters.

(a)         Proration of Taxes. Except as provided in Section 1.6, the portion of any Tax related to the Company or any Subsidiary payable with respect to a Straddle Period that is allocable to the portion of the Straddle Period ending on the Closing Date shall be (i) in the case of property and similar ad valorem Taxes and any other Taxes not described in clause (ii) below, equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that fall on or prior to the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of sales and similar Taxes, employment Taxes and other Taxes that are readily apportionable based on an actual or deemed closing of the books, computed as if such taxable period ended as of the close of business on the Closing Date.

(b)         Refunds or Credits. Except as provided in Section 4.5(i), the Purchaser shall promptly remit to the Sellers any refunds or credits of Taxes received by the Company or any Subsidiary: (i) for any taxable year or taxable period or portions of a taxable year (described in Section 4.5(a)) ending on or before the Closing Date; or (ii) attributable to an amount paid by the Sellers or for which the Sellers are responsible. The Purchaser shall be entitled to all other refunds and credits of Taxes.

(c)         Tax Returns. The Sellers shall prepare or cause to be prepared and/or cause to be filed in a timely manner all Tax Returns of the Company and its Subsidiaries for all Pre-Closing Tax Periods (other than Straddle Periods) which have not been filed as of the Closing Date. Such Tax Returns shall be prepared in a manner consistent with each of the Company’s and its Subsidiaries’ prior practice. At least thirty (30) days prior to the filing of each such Tax Return, the Sellers shall provide the Tax Return to the Purchaser for its review and comment and the Sellers shall consider in good faith the Purchaser’s comments to such Tax Return. The Sellers shall be responsible for payment of any Taxes for any Pre-Closing Tax Periods. The Purchaser shall prepare or cause to be prepared and the Purchaser shall timely file or cause to be filed any Tax Returns with respect of the Company and its Subsidiary for Straddle Periods. At least thirty (30) days prior to the filing of each such Tax Return with respect to Straddle Periods that relates to income or franchise Taxes, the Purchaser shall provide copies of such Tax Return to the Sellers for the Sellers’ review and comment and the Purchaser shall consider in good faith Sellers’ comments to such Tax Return. For Tax Returns relating to the Straddle Periods, the Sellers shall pay to the Purchaser within fifteen (15) days before the date on which such Taxes are to be paid the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date for which the Sellers are liable under this Section 4.5.

(d)         Cooperation.  The Purchaser and the Sellers shall cooperate fully with each other and with each Party’s accounting firms and legal counsel, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 4.5 and any audit, litigation or other proceeding with respect to Taxes or pertaining to the transactions contemplated by this Agreement. The Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the Purchaser reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Purchaser so request, the Sellers shall allow the Purchaser to take possession of such books and records prior to such transfer, destruction or discarding. The Purchaser agrees to cause the Company to retain any books and records in its possession as of the date hereof with respect to Tax matters pertinent to the Company and its Subsidiaries relating any taxable period beginning before the Closing Date. Purchaser agrees to permit Sellers and their representatives access to such books and records as may be requested from time to time (and as is reasonably necessary) after the date hereof.  The Purchaser and the Sellers further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated by this Agreement).

(e)         Contests. Whenever any Taxing Authority asserts a claim, makes an assessment, or otherwise disputes the amount of Taxes for which the Sellers are liable under this Agreement, the Purchaser shall upon receipt of such assertion, promptly, but no later than fifteen (15) days, inform the Sellers in writing of such assertion and the Sellers shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute except to the extent such proceedings or determinations affect the amount of Taxes for which the Purchaser may be liable under this Agreement, provided, that the Sellers may not settle any such claim, assessment or dispute to the extent that such settlement will affect the amount of Taxes for which the Company or any Subsidiary is liable in subsequent periods without the consent of the Purchaser. Whenever any Taxing Authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which the Purchaser, the Company or any Subsidiary is liable under this Agreement, the Purchaser shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, except to the extent such proceedings affect the amount of Taxes for which Sellers are liable under this Agreement. Whenever any Taxing Authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which both the Sellers and Purchaser may be liable: (i) each Party may participate in any resulting proceedings at its own expense; and (ii) that portion of the proceedings shall be controlled by that Party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments.

(f)         Seller Indemnification. The Sellers shall be jointly and severally liable for, and shall indemnify and hold the Company, its Subsidiaries, the Purchaser and the Purchaser’s Affiliates harmless against (without duplication), all Losses and Taxes suffered by the Company, any Subsidiary, the Purchaser or any of the Purchaser’s Affiliates arising out of, incident to, or as a result of: (i) the breach or inaccuracy of any representation or warranty contained in Section 2.10 or Section 2.25 (it being acknowledged and agreed that for purposes of this Section 4.5(f)(i), any exception set forth on Section 2.25(c) of the Company Disclosure Schedule shall be disregarded); (ii) any breach of any covenant of Sellers contained in this Section 4.5; (iii) Taxes of or attributable to the Company or any Subsidiary for any Pre-Closing Tax Periods (including, for the avoidance of doubt, any Taxes arising as a result of the transactions contemplated by this Agreement), but only to the extent such Taxes were not included in the Definitive Closing Working Capital; (iv) Taxes payable by the Company or any Subsidiary in any period by reason of the Company or any Subsidiary being severally liable for the Tax of any Person pursuant to Treasury Regulation Section 1.1502-6 or any analogous foreign, state or local Tax law in any Pre-Closing Tax Period or pre-closing portion of any Straddle Period, (v) any amount required to be paid by the Company or any Subsidiary under an indemnification agreement (other than this Agreement) or on a transferee or successor liability theory, in respect of any Taxes of any Person, which indemnification agreement or application of transferee or successor liability theory relates to an acquisition, disposition or similar transaction occurring on or prior to the Closing Date; and (vi) all Taxes described in Section 1.6.  Any claims hereunder shall be resolved in accordance with the procedures set forth in Section 6.4.

(g)         Adjustment to Purchase Price. Any payment under this Section 4.5 or under Article 6, to the extent such payment can be properly so characterized under applicable Law, shall be treated by the Parties as an adjustment to the Purchase Price.

(h)         Survival of Obligations and Sole Remedy. Notwithstanding anything to the contrary in this Agreement, the obligations of the Parties set forth in this Section 4.5 shall be unconditional and absolute, shall survive until ninety (90) days after the expiration of the applicable statutory reassessment or appeal periods for the Taxes in question, having regard, without limitation to (i) any waiver given by the Company or any Subsidiary in respect of the Taxes in question and (ii) any entitlement of a Taxing Authority to assess or reassess the Company or any Subsidiary without limitation in the event of fraud or misrepresentation attributable to neglect, carelessness or willful default. The rights and obligations of the Parties with respect to indemnification for any and all matters relating to Taxes and Tax Returns shall be governed solely by this Section 4.5 and not by ARTICLE 6.

(i)         Section 338(h)(10) Election

(i)   The Sellers, at the election of the Purchaser, shall jointly make a timely election under Section 338(h)(10) of the Code (and any comparable elections under state and local income tax Law) with the Purchaser with respect to the Company (an “Election”). The Sellers and the Purchaser shall cooperate in the preparation and timely filing of (i) Forms 8023 with respect to the Election and any comparable state or local forms or reports and (ii) to the extent permissible by or required by Law, any corrections, amendments, or supplements thereto. At the Closing, each of the Sellers shall execute and deliver to the Purchaser Internal Revenue Code Form 8023 and any comparable state or local forms that the Purchaser deems appropriate; provided, that the Purchaser shall not be required to file any such form.  To the extent necessary for the valid filing of any such corrections, amendments, supplements, forms or reports, the Sellers and the Purchaser shall cooperate in the timely execution thereof. Neither the Sellers nor the Purchaser shall, or shall permit any of their Affiliates to, take any action to modify any of the forms or reports (including any corrections, amendments, or supplements thereto) that are required for the making of the Election after their execution or to modify or revoke any of the Election following the filing of the Forms 8023 without the prior written consent of the other Party.

(ii)   In connection with the Election, as promptly as practicable after the Closing Date, but in no event later than one hundred fifty (150) days after the Closing Date, the Purchaser shall prepare and deliver: (i) a determination of the “Aggregate Deemed Sales Price” and the “Adjusted Grossed Up Basis” (each, as defined under applicable Treasury Regulations) with respect to the Company and (ii) an allocation of each such Aggregate Deemed Sales Price and Adjusted Grossed Up Basis among the assets of the Company, which allocations shall be made in accordance with Section 338 of the Code and any applicable Treasury Regulations (the “Section 338(h)(10) Allocation Statement”). If the Purchaser and the Sellers cannot agree on the amount(s) and allocation(s) described in the preceding sentence, such amount(s) and allocation(s) shall be prepared by an independent accounting firm, other than their respective regular independent accounting firms, mutually acceptable to the Parties, and whose fees shall be borne equally.  To the extent necessary, the Parties will cause to be prepared and timely filed an amended Form 8883 for the Company and Purchaser, as provided under Treasury Regulation §1.338-7, and such amended Form 8883 shall be prepared in a manner that is consistent with the Section 338(h)(10) Allocation Statement.  Any Section 338(h)(10) Allocation Statement prepared pursuant to this Section 4.5(i)(ii) shall be final, conclusive and binding on the Purchaser and each Seller.

(iii)   The Purchaser and each Seller: (i) shall be bound by the determinations of the Section 338(h)(10) Allocation Statements determined pursuant to Section 4.5(i)(ii) consistently therewith for purposes of determining any Taxes, (ii) shall prepare and file all Tax Returns to be filed with any Taxing Authority in a manner consistent with the Section 338(h)(10) Allocation Statements and (iii) shall take no position inconsistent with the Section 338(h)(10) Allocation Statements in any Tax Return, any action before any Taxing Authority or otherwise. In the event that a Section 338(h)(10) Allocation Statement is disputed by any Taxing Authority, the Party receiving notice of such dispute shall promptly notify and consult with the other Party hereto concerning resolution of such dispute.

(j)         On the Closing Date, any tax sharing agreement or other similar arrangement to which the Company or any Subsidiary is a party shall be terminated and have no further effect for any taxable year or period (whether a past, present or future year or period), and no additional payments shall be made thereunder on or after the Closing Date in respect of redetermination of Tax liabilities or otherwise.

Section 4.6   Sellers’ Representative.  Pursuant to the terms of three Sellers’ Representative and Paying Agent Agreements, a copy of each of which has been delivered to Purchaser, (each, a “Sellers’ Representative Agreement”), each Seller has appointed either Fred E. Carl, Jr., Jackson Farrow, Jr., or Ronald M. Clark (collectively, the “Sellers’ Representatives” and each individually a “Sellers’ Representative”) as such Seller’s authorized representative and agent and attorney-in-fact to act for, in the name of, and on behalf of such Seller, with full authority to (a) take all actions to agree to, negotiate and enter into settlements and compromises in any way relating to any and all matters in which a Seller has rights or obligations under this Agreement, including without limitation, the following matters:  (i) the definitive Closing Working Capital, (ii) the 338(h)(10) Allocation Statement, and (iii) any claim for indemnification by Purchaser pursuant to the terms of Section 6.1 to take all actions necessary or appropriate in the judgment of the Sellers’ Representative in connection with any of the foregoing, and (c) as otherwise provided in the Sellers’ Representative Agreement (the “TBA Matters”).  A decision, act, consent or instruction of a Sellers’ Representative with respect to any of the TBA Matters shall constitute a decision of the Seller who appointed the Seller’s Representative with respect thereto and shall be final, binding and conclusive upon such Seller.  Without limiting the generality of the foregoing, each Sellers’ Representative shall also have full power and authority, on behalf of each Seller appointing their Sellers’ Representative and such Seller’s successors and assigns, to interpret all the terms and provisions of this Agreement related to the TBA Matters, to give and receive notices and communications with respect thereto, to receive the Purchase Price from the Purchaser, to make payments to service providers, to dispute, or fail to dispute, any claim with respect to any TBA Matters made by Purchaser, to negotiate and compromise any dispute which may arise under this Agreement related to the TBA Matters, and to sign any releases or other documents with respect thereto.  In the event the Sellers’ appoint a successor to a Sellers’ Representative pursuant to the terms of the applicable Sellers’ Representative Agreement, then written notice of such appointment shall be delivered to Purchaser.

Section 4.7   Parent.  Parent agrees to and does hereby unconditionally guarantee the prompt payment and performance by Purchaser of all of its obligations provided for in or arising under this Agreement or any other agreement contemplated hereby.

Section 4.8   Use of Viking Name  Promptly following Closing, the Sellers shall cause Viking Aircraft, LLC and any other Affiliates of Sellers to cease transacting business under or otherwise using for any purpose the name “Viking” or any name similar thereto and shall take all actions necessary to withdraw or terminate its authority to transact business anywhere under such name within ten (10) Business Days after Closing, including without limitation, filing an amendment to the governing documents of such entities to change their names to a name dissimilar from “Viking”.

ARTICLE 5

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

All representations and warranties made by Sellers or Purchaser in this Agreement, in any exhibit, schedule, or in any certificate delivered pursuant hereto, shall survive the Closing for a period of eighteen (18) months, except that: (a) the representations and warranties set forth in Section 2.1 (Organization; Powers; Good Standing), Section 2.2 (No Violation), Section 2.3 (Capitalization and Ownership), Section 2.6(b) (No Indebtedness), Section 2.29 (Brokers or Finders), Section 2.31 (Seller Representations and Warranties), Section 3.1 (Organization; Power; Good Standing), Section 3.2 (Authority; Binding Obligation) and Section 3.3 (No Violation) shall survive without limitation; (b) the representations and warranties set forth in Section 2.10 (Tax Matters), Section 2.15 (Product Liability), Section 2.17 (Intellectual Property), Section 2.21 (Environmental Matters) and Section 2.25 (Employee Benefit Plans) shall survive until the applicable statute of limitations has run plus ninety (90) days; and (c) all representations or warranties shall survive beyond such period with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such applicable period in accordance with Section 6.4 hereof, but only to the extent that and for the time period necessary to resolve any claim for indemnification arising from an asserted breach of the applicable representation and warranty.  The covenants and agreements contained herein shall survive the Closing without limitation as to time unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such specified term.

ARTICLE 6

INDEMNIFICATION

Section 6.1   Indemnification by Sellers.  Subject to the provisions of this ARTICLE 6, and except as provided in Section 4.5, each Seller agrees to severally, in accordance with the Sellers’ Indemnification Percentage, (except with respect to the representations set forth in Section 2.31, in which each Seller is solely liable for such Seller’s representations) indemnify, defend and hold harmless the Purchaser, its officers, directors, employees, agents, representatives and Affiliates (each a “Purchaser Indemnitee” and together, the “Purchaser Indemnitees”) from and in respect of, and to promptly pay to a Purchaser Indemnitee or reimburse a Purchaser Indemnitee for, any loss, Liability, damage, demand, claim, cost, suit, action or cause of action, judgment, award, assessment, interest, penalty or expense (including reasonable expense of investigations and fees and disbursements of counsel and other professionals) (any of the foregoing being hereinafter referred to as a “Loss” and collectively, the “Losses”) suffered or incurred by any Purchaser Indemnitee on account of, arising from, or in connection with (i) any inaccuracy or breach of any representation or warranty of the Company or Sellers contained in this Agreement, (ii) the breach by the Company or Sellers of any covenant, undertaking or other agreement of the Company or Sellers contained in this Agreement, (iii) any inaccuracy in any certificate, instrument or other document delivered by the Company or Sellers as required by this Agreement or (iv) those matters set forth on Schedule 6.1.  Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Company or any Subsidiary be required to indemnify or hold any Purchaser Indemnitee harmless under ARTICLE 6 after the Closing.  Such obligations shall be solely the obligations of Sellers.

Section 6.2   Indemnification by Purchaser.  Subject to the provisions of this ARTICLE 6, Purchaser and Parent, jointly and severally, shall indemnify, defend and hold harmless the Sellers and their respective officers, directors, employees, agents, representatives and Affiliates from and in respect of, and to promptly pay to any such party or reimburse such party for, any Losses suffered or incurred by any such indemnified person for or on account of, arising from, or in connection with (i) any inaccuracy or breach of any representation or warranty of Purchaser contained in this Agreement and (ii) the breach by Purchaser of any covenant, undertaking or other agreement of Purchaser contained in this Agreement, or (iii) any inaccuracy in any certificate, instrument or other document delivered by Purchaser as required by this Agreement.

Section 6.3   Limitation on Liability.  Except as provided in Section 4.5, in no event shall Sellers be liable to any Purchaser Indemnitee (i) for any Losses under Section 6.1(i) of this Agreement until the aggregate amount of such Losses exceeds $1,000,000 (the “Basket Amount”), and then only to the extent such Losses suffered by the Purchaser

Indemnitees are in excess of the Basket Amount; provided, however, that the foregoing limitations shall not apply to Losses incurred by any Purchaser Indemnitee resulting from the breach of any representation or warranty made in or pursuant to Section 2.1 – Section 2.3, Section 2.6(b), Section 2.10, Section 2.13(c), Section 2.29 or Section 2.31.  Notwithstanding anything to the contrary contained in this Agreement, in no event shall Sellers be liable to any Purchaser Indemnitee under Section 6.1(i) or Section 6.1(iii) for any Losses in excess of $35,000,000; provided, however, that with respect to breaches of Section 2.13(c), Section 2.15, Section 2.17 and Section 2.21, or any items specifically listed on Schedule 6.1 (except as otherwise indicated on Schedule 6.1) such limitation shall be $60,000,000; provided, further, that no such limitation shall apply to breaches of sections Section 2.1 – Section 2.3, Section 2.6(b), Section 2.10, Section 2.29 or Section 2.31.  Notwithstanding anything to the contrary contained in this Agreement, each Seller is individually liable for any breach of the representations set forth in Section 2.31, and no Seller shall be liable to any Purchaser Indemnitee for any Losses relating to a breach of Section 2.31 by any other Seller.

Section 6.4   Procedures Related to Indemnification.

(a)         Upon obtaining knowledge of any Loss, a person seeking to be indemnified under Section 6.1 or Section 6.2 (an “Indemnified Party”) shall promptly give a Notice of Claim to an indemnifying party (the “Indemnifying Party”) of any Loss in respect of which such Indemnifying Party has a duty to indemnify such Indemnified Party pursuant to Section 6.1 or 6.2 hereof (a “Claim”), specifying in reasonable detail, to the extent known, the nature of the Loss for which indemnification is sought and, if practicable, the estimated amount of such Claim, except that any delay or failure to so notify the Indemnifying Party shall only relieve the Indemnifying Party of its obligations hereunder to the extent, if at all, that it is materially prejudiced by reason of such delay or failure.

(b)         If a claim is brought or asserted by a third party (a “Third-Party Claim”), the Indemnifying Party shall assume the defense thereof in good faith by appropriate actions diligently pursued, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all expenses.  The Indemnified Party shall have the right to employ separate counsel in such Third-Party Claim and participate in such defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, provided, however, that the Indemnified Party shall be entitled, at the Indemnifying Party’s cost, risk and expense, to retain one firm of separate counsel of its own choosing (along with any required local counsel) if (i) the Indemnifying Party and the Indemnified Party so mutually agree; (ii) the Indemnifying Party fails within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Party; (iii) the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Party; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both sets of parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  If the Indemnifying Party fails to assume the defense of such third party claim in accordance with this Section 6.4(b) within ten (10) days after delivery of the Notice of Claim or fails to diligently pursue the defense thereof, the Indemnified Party against which such third party claim has been asserted shall (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise and settlement of such third party claim, and the Indemnifying Party shall be liable for any resulting settlement of such third party claim and for any final judgment with respect thereto (subject to any right of appeal), if any, but only to the full extent otherwise provided in this Agreement.  In the event the Indemnifying Party assumes the defense of the claim, the Indemnifying Party shall keep the Indemnified Party reasonably informed of the progress of any such defense, compromise or settlement, and in the event the Indemnified Party assumes the defense of the claim in good faith, the Indemnified Party shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.  Anything in this Section 6.4 notwithstanding, the Indemnifying Party shall not, without the Indemnified Party’s written consent, settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to any Third-Party Claim which would have an adverse effect on the Indemnified Party.  The Indemnifying Party may, without the Indemnified Party’s written consent, settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to any Third-Party Claim which requires solely money damages paid by the Indemnifying Party, and which includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party from all liability in respect of such Third-Party Claim.

Section 6.5   Remedies Cumulative.  The rights and remedies provided for in this ARTICLE 6 shall be cumulative and shall not preclude any Party from asserting any other right, or seeking any other remedies against the other Party.

Section 6.6   Setoff Rights. The Sellers hereby agree that the Purchaser Indemnitees shall have the right, but not the obligation, to set-off against Purchaser’s payment obligations under this Agreement, the full amount of any Losses required to be paid pursuant Section 6.1 hereof.  From time to time, if the Purchaser Indemnitees elect to exercise their set-off rights hereunder, they must give Sellers written notice of such election no later than the date the applicable payment was due and payable in accordance with the terms of this Agreement, which shall include the amount to be set-off, and upon giving of such notice, the amount due in respect of such amount under this Agreement shall automatically be reduced by the amount set forth in such notice.  In the event there is a “final determination” by a court of competent jurisdiction or by an arbitrator, in the event arbitration is agreed to among the Purchaser Indemnitees and Sellers, that the Purchaser was not entitled to indemnification under Section 6.6 hereof with respect to the set-off amount, the Purchaser Indemnitees shall promptly thereafter repay to the Sellers all such amounts which are so determined to have been wrongfully set-off plus interest accrued from the date the payment was due until actually paid at the prime lending rate reflected in The Wall Street Journal during such period of time.  For purposes of this Section 6.6, a determination shall be “final” if any and all appeals therefrom shall have been resolved or if thirty (30) calendar days shall have passed from the rendering of such determination (or of any determination on appeal therefrom) and no party shall have commenced any such appeal therefrom.

Section 6.7   Escrow Agreement.  Purchaser shall deliver the Escrow Amount to the Escrow Agent at Closing to be held and disbursed by the Escrow Agent pursuant to the terms of the Escrow Agreement and this Agreement.  The Escrow Amount, together with any earnings or interest thereon, shall be applied to satisfy indemnification obligations of the Sellers in accordance with the terms hereof.  Purchaser agrees that until the termination of the Escrow Agreement, subject to Purchaser’s rights under Section 6.6 hereof, it shall satisfy all of its claims for indemnification hereunder by first making a claim pursuant to and in accordance with the terms of the Escrow Agreement.

Section 6.8   Adjustment to Purchase Price.  Any payment under this ARTICLE 6, to the extent such payment can be properly so characterized under applicable Law, shall be treated by the Parties as an adjustment to the Purchase Price.

ARTICLE 7

CLOSING DELIVERIES

Section 7.1   Deliveries of the Sellers.  Sellers shall make or tender, or cause to be made or tendered, delivery to Purchaser of the following:

(a)         the stock ledgers of the Company reflecting the transfer of the Shares to Purchaser;

(b)         physical stock certificates (if any) evidencing the Shares owned by Sellers, which certificates shall be either duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed and in proper form for transfer to Purchaser under applicable Law;

(c)         the Releases and Resignations, each duly executed by the signatories thereto;

(d)         an opinion of counsel in the form attached hereto as Exhibit F;

(e)         all of the Books and Records;

(f)         executed copies of the Consents required in connection with the transactions contemplated by this Agreement;

(g)         a duly executed Escrow Agreement, in the form attached as Exhibit E hereto;

(h)         all appropriate payoff letters (and related UCC-3 termination statements), releases and discharges from (A) each applicable holder of any Indebtedness releasing and terminating their Encumbrances on the Shares and the Assets (including the Aircraft) and (B) the holder of the LG Warrant;

(i)         a certificate of the Company that complies with Section 1445 of the Code; it being understood that if the Company does not deliver such certificate, the Purchaser may waive the condition contained in this Section 7.1(i) and withhold from any consideration attributable to such Seller in accordance with Section 1445 of the Code and the Treasury Regulations thereunder;

(j)         Internal Revenue Service Form 8023 and any comparable state and local forms;

(k)         executed copies of transfer documentation, in form and substance reasonably acceptable to Purchaser, evidencing the transfer of the Aircraft from Viking Aircraft, LLC to the Company, free and clear of all Encumbrances;

(l)         an executed termination agreement with respect to that certain Aircraft Dry Lease dated as of October 24, 2008, by and between the Company and Viking Aircraft, LLC, in form and substance reasonably acceptable to Purchaser; and

(m)         such other customary documents, instruments or certificates as shall be reasonably requested by Purchaser and as shall be consistent with the terms of this Agreement.

Section 7.2   Deliveries of Purchaser.  Purchaser shall make or tender, or cause to be made or tendered, delivery to the Sellers of the Closing Payment, to the Escrow Agent of the Escrow Amount, and to the parties identified on Schedule A of the Pay-Off Amount, in each case in accordance with Section 1.2, and the following:

(a)         a duly executed Escrow Agreement; and

(b)         such other customary documents, instruments or certificates as shall be reasonably requested by Seller and as shall be consistent with the terms of this Agreement.

ARTICLE 8

GENERAL PROVISIONS

Section 8.1   Expenses.  Except as otherwise provided in this Agreement, each Party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereunder, including all fees and expense of their respective representatives, it being acknowledged and agreed that Sellers will bear the fees and expenses of the Company and its Subsidiaries.

Section 8.2   Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows:  (i) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (ii) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing; (iii) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (i) or (ii) of this Section 8.2, when transmitted and receipt is confirmed by telephone and (iv) if otherwise actually personally delivered, when delivered, provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

If to Purchaser:

c/o The Middleby Corporation
1400 Toastmaster Drive
Elgin, Illinois 60120
Attn:  Timothy J. FitzGerald, Chief Financial Officer
Facsimile No. (847) 429-7544

With a copy to (which shall not constitute notice to Purchaser):

Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, Illinois 60606
Attn:  Shilpi Gupta, Esq.
Facsimile No. (312) 407-0411

If to Sellers:

Fred E. Carl, Jr.
111 Front Street
Greenwood, MS  38930
Facsimile No. (662) 455-7508

Jackson Farrow Jr.
111 Center Street, Suite 2500
Little Rock  AR  72201
Facsimile No.: (501) 210-4615

Ronald M. Clark
100 Morgan Keegan Dr., Suite 500
Little Rock, AR 72202
Facsimile No: (501) 377-3463

With a copy to (which shall not constitute notice to Sellers):

David Webb
Baker Donelson Bearman Caldwell & Berkowitz, P.C.
Meadowbrook Office Park
4268 I-55 North (Zip 39211)
Post Office Box 14167
Jackson, MS 39236
Facsimile No:  (601) 714-9978

Section 8.3   Waiver.  Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege.

Section 8.4   Entire Agreement and Modification.  This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Purchaser and Sellers) and constitutes (along with the Schedules, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Parties.

Section 8.5   Binding Effect; Assignments.  The rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors.  Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder.  Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned or delegated by any Party without the prior written consent of the other Party.

Section 8.6   Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 8.7   Headings.  The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

Section 8.8   Construction; Complete Agreement.  Each Party has been represented by counsel selected by such Party in connection with the negotiation and drafting of this Agreement, and this Agreement has been jointly drafted by such counsel, so no principle of resolving ambiguities against the drafter shall apply in construing any of the terms hereof.  Whenever, the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

Section 8.9   Representation by Counsel.  Each Party hereto acknowledges that it has been advised by legal and any other counsel retained by such Party in its sole discretion.  Each Party acknowledges that such Party has had a full opportunity to review this Agreement and all related exhibits, schedules and ancillary agreements and to negotiate any and all such documents in its sole discretion, without any undue influence by any other Party hereto or any third party.

Section 8.10   Schedules and Exhibits.  The Company Disclosure Schedule and Exhibits attached hereto are an integral part of this Agreement.  All Exhibits and the Company Disclosure Schedule attached to this Agreement are incorporated herein by this reference and all references herein to this “Agreement” shall mean this Stock Purchase

Agreement together with all such Exhibits and Schedules, and all ancillary agreements and exhibits and schedules thereto to be delivered at Closing.

Section 8.11   Governing Law.  This Agreement and any dispute arising in connection therewith will be governed by and construed under the laws of Delaware without regard to conflicts-of-laws principles that would require the application of any other law.

Section 8.12   Submission to Jurisdiction.  Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of (i) any Delaware state court or (ii) the United States District Court for the District of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each of the Parties agrees to commence any action, suit or proceeding relating hereto in the United States District Court for the District of Delaware, or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in any Delaware state court of competent jurisdiction.  Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 8.12.  Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) any Delaware state court or (ii) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum or to raise any similar defense or objection.

Section 8.13   Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES  (TO THE FULLEST EXTENT PERMITTED BY LAW) ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.  THE PARTIES ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 8.14   Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or other electronic transmission shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PURCHASER:

VRC ACQUISITION COMPANY, LLC

By:	/s/ Timothy J. FitzGerald
Name:	Timothy J. FitzGerald
Title:	Chief Financial Officer

PARENT:

MIDDLEBY MARSHALL INC.

By:	/s/ Timothy J. FitzGerald
Name:	Timothy J. FitzGerald
Title:	Chief Financial Officer

SELLERS:

Signatures Attached

The Company joins in this Agreement solely for the purpose of making the representations and warranties set forth in Section A of Article 2 of this Agreement.

COMPANY:

VIKING RANGE CORPORATION

By:	/s/ Fred E. Carl, Jr.
Name:	Fred E. Carl, Jr.
Title:	CEO – President

Seller Signature Pages

Warren A. Stephens Trust

/s/ Warren A. Stephens
Warren A. Stephens, Trustee

John Calhoun Stephens Trust

/s/ Warren A. Stephens
Warren A. Stephens, Trustee

Laura Whitaker Stephens Trust

/s/ Warren A. Stephens
Warren A. Stephens, Trustee

Warren M. Amerine Stephens Trust

/s/ Warren A. Stephens
Warren A. Stephens, Trustee

James D. Simpson, III

/s/ James D. Simpson, III
James D. Simpson, III

Douglas H. Martin

/s/ Douglas H. Martin
Douglas H. Martin

Sarah Dickson Bourgeois

/s/ Sarah Dickson Bourgeois
Sarah Dickson Bourgeois

Rebecca Dickson

/s/ Rebecca Dickson
Rebecca Dickson

John Calhoun, II

/s/ John Calhoun, II
John Calhoun, II

2

Rebecca J. Estes Revocable Trust

/s/ Rebecca J. Estes
Rebecca J. Estes, Trustee

Paula C. Ruffin

/s/ Paula C. Ruffin
Paula C. Ruffin

Caroline A. Stephens

/s/ Caroline A. Stephens
Caroline A. Stephens

Paula W. Calhoun Living Trust

/s/ Paula W. Calhoun
Paula W. Calhoun

Jack Calhoun

/s/ Jack Calhoun
Jack Calhoun

Cynthia D. Martin

/s/ Cynthia D. Martin
Cynthia D. Martin

Caroline Allen

/s/ Caroline Allen
Caroline Allen

Harriet Grimbell

/s/ Harriet Grimbell
Harriet Grimbell

Justin Mathews

/s/ Justin Matthews
Justin Matthews

3

Elizabeth Phillips

/s/ Elizabeth Phillips
Elizabeth Phillips

Sarah Phillips

/s/ Sarah Phillips
Sarah Phillips

Lydia Ruffin

/s/ Lydia Ruffin
Lydia Ruffin

Curtis F. Bradbury, Jr.

/s/ Curtis F. Bradbury, Jr.
Curtis F. Bradbury, Jr.

Andrew J. Collins, III

/s/ Andrew J. Collins, III
Andrew J. Collins, III

Elizabeth Campbell Rev. Trust

/s/ Elizabeth S. Campbell
Elizabeth S. Campbell, Trustee

W.R. Stephens, Jr. Rev. Trust

/s/ Wilton R. Stephens, Jr.
Wilton R. Stephens, Jr., Trustee

Arden Jewell Stephens 1992 Trust

/s/ Elizabeth S. Campbell
Elizabeth S. Campbell, Trustee

/s/ Wilton R. Stephens, Jr.
Wilton R. Stephens, Jr., Trustee

4

W.R. Stephens, III 1992 Trust

/s/ Elizabeth S. Campbell
Elizabeth S. Campbell, Trustee

/s/ Wilton R. Stephens, Jr.
Wilton R. Stephens, Jr., Trustee

Elizabeth Chisum Campbell 1992 Trust

/s/ Elizabeth S. Campbell
Elizabeth S. Campbell, Trustee

/s/ Wilton R. Stephens, Jr.
Wilton R. Stephens, Jr., Trustee

Susan Stephens Campbell 1992 Trust

/s/ Elizabeth S. Campbell
Elizabeth S. Campbell, Trustee

/s/ Wilton R. Stephens, Jr.
Wilton R. Stephens, Jr., Trustee

Craig Dobbs Campbell, Jr. 1992 Trust

/s/ Elizabeth S. Campbell
Elizabeth S. Campbell, Trustee

/s/ Wilton R. Stephens, Jr.
Wilton R. Stephens, Jr. Trustee

Arden Jewell Stephens Trust

/s/ Robert L. Schulte
Robert L. Schulte, Trustee

/s/ Emon A. Mahony, Jr.
Emon A. Mahony, Jr., Trustee

5

W.R. Stephens, III Trust

/s/ Robert L. Schulte
Robert L. Schulte, Trustee

/s/ Emon A. Mahony, Jr.
Emon A. Mahony, Jr., Trustee

Jon E.M. Jacoby

/s/ Jon E.M. Jacoby
Jon E.M. Jacoby

Craig Dobbs Campbell, Jr. 96 Trust

/s/ Jon E.M. Jacoby
Jon E.M. Jacoby, Trustee

/s/ Robert L. Schulte
Robert L. Schulte, Trustee

Elizabeth Chisum Campbell 96 Trust

/s/ Jon E.M. Jacoby
Jon E.M. Jacoby, Trustee

/s/ Robert L. Schulte
Robert L. Schulte, Trustee

Susan Stephens Campbell 96 Trust

/s/ Jon E.M. Jacoby
Jon E.M. Jacoby, Trustee

/s/ Robert L. Schulte
Robert L. Schulte, Trustee

W.R. Stephens, Jr. Children’s Trust

/s/ Wilton R. Stephens, Jr.
Wilton R. Stephens, Jr. Trustee

/s/ Carol M. Stephens
Carol M. Stephens, Trustee

6

Fred E. Carl, Jr.

/s/ Fred E. Carl, Jr.
Fred E. Carl, Jr.

Brian M. Waldrop

/s/ Brian M. Waldrop
Brian M. Waldrop

Brenda Durden

/s/ Brenda Durden
Brenda Durden

Ronald P. Ussery

/s/ Ronald P. Ussery
Ronald P. Ussery

7

Annex A

Glossary of Defined Terms

For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

“Accounts Receivable” means all trade accounts receivable and all notes, bonds and other evidences of indebtedness and rights to receive payments arising out of sales, including any rights of the Company or any Subsidiary with respect to any third party collection procedures or any actions or proceedings which have been commenced in connection therewith.

“Affiliate” means, with respect to any person, any person or entity which is controlling, controlled by, or under common control with, directly or indirectly through any person or entity, the person referred to, and, if the person referred to is a natural person, any of such person’s parents, brothers, sisters, spouse or children.  The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise, including each person that serves as a director, officer, partner, executor or trustee of such specified person.

“Agreement” shall have the meaning set forth in the Preamble.

“Aircraft” means that certain Cessna model 680 Citation aircraft, U.S. Registration Number N680VR, serial number 680-0108.

“Ancillary Documents” shall have the meaning set forth in Section 2.2.

“Arbitrating Accountants” shall have the meaning set forth in Section 1.5(a).

“Assets” shall have the meaning set forth in Section 2.13(a).

“Basket Amount” shall have the meaning set forth in Section 6.3.

“Books and Records” means all marketing, sales and promotional literature, books, records, files, documents, financial records, bills, Tax Returns, accounting, internal and audit records, operating manuals, programming information, computerized data, quality records and reports, cost information, pricing data, market surveys, mailing lists, personnel and payroll records, customer and supplier lists and files, preprinted materials, and other similar items in the possession or under the control of the Company or any Subsidiary or in the possession or under the control of their Affiliates or representatives.

“Business” means the Company’s and its Subsidiaries’ business of engaging in the production and sale of kitchen appliances (including cooking products, refrigeration, ventilation, dishwashers and grills) marketed primarily under the Viking brand name for commercial and residential use.

“Business Day” shall mean any day other than Saturday, Sunday or any other day on which commercial banks in the State of Mississippi are authorized or required by Law to be closed.

“Claim” shall have the meaning set forth in Section 6.4(a).

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Date” shall have the meaning set forth in Section 1.3.

“Closing Payment” shall have the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Law.

“Company” shall have the meaning set forth in the Recitals.

“Company Disclosure Schedule” means the written statement delivered to Purchaser by the Sellers herewith and dated as of the date hereof.

“Competing Business” shall have the meaning set forth in Section 4.1(a)(i).

“Confidential Information” shall have the meaning set forth in Section 4.1(c).

“Consent” shall mean any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental Authority.

“Contract” means any contract, agreement, lease, license, instrument, indenture, collective bargaining agreement, mortgage, purchase and sales order, undertaking, arrangement, evidence of indebtedness, binding commitment or instrument (whether written or oral and whether express or implied) (including amendments and supplements, modifications and side letters or agreements) to which the Company or any Subsidiary is a party or that is or may be binding on the Company, any Subsidiary or the Business.

“Defect” means a defect or impurity of any kind, whether in design, manufacture, processing, or otherwise, including any dangerous propensity associated with any reasonably foreseeable use of a Product, or the failure to warn of the existence of any defect, impurity, or dangerous propensity.

“Definitive Closing Working Capital” shall have the meaning set forth in Section 1.5(a).

“Election” has the meaning set forth in Section 4.5(i)(i).

“Employee Benefit Plans” shall have the meaning set forth in Section 2.25(a).

“Encumbrances” means any mortgages, liens, charges, claims, security interests, pledges, hypothecations, assessments, judgments, easements or other encumbrances of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, or any interest, setoff or claims of any kind or nature, whether arising by agreement, by statute or otherwise.

“Environmental Claim” means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Environmental Release or threatened Environmental Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any Subsidiary, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means all United States laws and regulations (federal, state, local or municipal) relating to pollution, protection of workers, or protection of human health or the environment, including without limitation, laws relating to Environmental Releases or threatened Environmental Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Environmental Release, transport or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“Environmental Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“ERISA” shall have the meaning set forth in Section 2.25(a).

“ERISA Affiliate” shall have the meaning set forth in Section 2.25(a).

“Escrow Agent” means Bank of America, National Association.

“Escrow Agreement” shall have the meaning set forth in Section 7.1(g).

“Escrow Amount” means $30,000,000.

“Financial Statements” shall have the meaning set forth in Section 2.6(a).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any nation or government, any state, regional, local, municipal, provincial or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of  or pertaining to government.

“Governmental Permits” means all permits and licenses constituting an entitlement or otherwise necessary to the operation of the Business and the use of the Owned Real Property or Leased Real Property.

“Hazardous Materials” means contaminants, waste, or any hazardous or toxic constituent thereof, including any substance regulated under any Environmental Law.

“Indebtedness” means all obligations of the Company or any Subsidiary (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases, (v) for all liabilities secured by any Encumbrance on any property and (vi) in the nature of guarantees of the obligations described in clauses (i) through (v) above of any other Person.

“Indemnified Party” shall have the meaning set forth in Section 6.4(a).

“Indemnifying Party” shall have the meaning set forth in Section 6.4(a).

“Intellectual Property” means patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals and reissues) trademarks, trade names, service marks, designs, logos, slogans, Internet domain names, copyrights, authors’ rights, moral rights, schematics, technology, know-how, trade secrets, confidential information, proprietary processes, formulae, algorithms, models, methodologies, databases, customer lists, supplier lists, computer software programs or applications and all other intellectual property, together with the goodwill of the Business symbolized by any of the foregoing, registrations and applications in any jurisdiction related to the foregoing, and rights to sue for past infringement or other violation thereof.

“Interim Balance Sheet” shall have the meaning set forth in Section 2.6(a).

“knowledge” means, with respect to the Company, the knowledge that the following officers of the Company: Fred Carl, Brian Waldrop, Jane Moss, Ron Ussery and Steve Ingham, and each of the directors of the Company would reasonably be expected to have, after due inquiry.

“Law” means all statutes, laws, ordinances, decrees, orders, writs, judgments, injunctions, rules, directives, and regulations of any Governmental Authority applicable to the Company, any Subsidiary or Sellers, or to which the Business is subject.

“Leased Real Property” shall have the meaning set forth in Section 2.11(b).

“Leases” shall have the meaning set forth in Section 2.11(b).

“LG Warrant” means the common stock purchase warrant, dated November 23, 2009, issued by the Company to LG Electronics, Inc.

“Liability” or “Liabilities” shall mean any and all debts, losses, expenses, liabilities, damages, fines, costs, royalties, proceedings, deficiencies or obligations of any nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, whether direct, indirect or consequential and whether or not resulting from third-party claims) and any out-of-pocket costs and expenses (including, without limitation, any claims under any benefit or compensatory plan, agreement, program or arrangement of the Company or any Subsidiary), including any liability for Taxes.

“Listed Business Contracts” shall have the meaning set forth in Section 2.20.

“Loss” and “Losses” shall have the meaning set forth in Section 6.1.

“Non-Compete, Guarantee and Non-Solicitation Agreements” shall have the meaning set forth in the Recitals.

“Non-Competition Period” shall have the meaning set forth in Section 4.1(a)(i).

“Non-Solicitation Period” shall have the meaning set forth in Section 4.1(b)(i).

“Notice of Claim” means the written notice given by the Indemnified Party to the Indemnifying Party under Section 6.4 of Losses which the Indemnified Party has determined have given or could give rise to a Claim under Section 6.1 or Section 6.2.

“Owned Real Property” shall have the meaning set forth in Section 2.11(a).

“Parent” shall have the meaning set forth in the Preamble.

“Party” and “Parties” shall have the meanings set forth in the Preamble.

“Pay-Off Amount” shall have the meaning set forth in Section 1.2.

“Person” shall mean an individual, corporation, partnership, association, trust, limited liability company or other entity or organization, including any Governmental Authority or any agency or instrumentality thereof.

“Pre-closing Tax Period” means (i) all taxable periods of the Company and any Subsidiary ending on or before the Closing Date and (ii) the portion of any Straddle Period that ends on the Closing Date.

“Principal Seller” shall have the meaning set forth in Section 4.1(a)(i).

“Product” means any product or part designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of the Company or any Subsidiary, including any product or part sold by the Company or any Subsidiary as the distributor, agent, or pursuant to any other contractual relationship.

“Purchase Price” has the meaning set forth in Section 1.2.

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Indemnitee” and “Purchaser Indemnitees” shall have the meaning set forth in Section 6.1.

“Real Property” shall have the meaning set forth in Section 2.11(b).

“Related Parties” shall have the meaning set forth in Section 2.23.

“Releases” means the documents delivered to Purchaser at Closing by the Sellers in the form of Exhibit C hereto.

“Resignations” means the resignations delivered to Purchaser at Closing by the Seller in the form of Exhibit D hereto.

“Seller” and “Sellers” shall have the meanings set forth in the Preamble.

“Sellers’ Indemnification Percentage” means the amount of the Purchase Price a Seller is entitled to receive as a percentage of the total Purchase Price payable to all Sellers, as listed on Schedule B attached hereto.

“Sellers’ Representative” or “Sellers’ Representatives” shall have the meanings set forth in Section 4.6.

“Sellers’ Representative Agreement” shall have the meaning set forth in Section 4.6.

“Shares” shall have the meaning set forth in the Recitals.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiaries” shall mean, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity interests or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person.  Unless otherwise qualified, or the context otherwise requires, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Tax” or “Taxes” means (i) all taxes, governmental levies, or other like governmental assessments including all federal, state, county, local, municipal, foreign corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative minimum, occupation, recapture, accumulated earnings, windfall profits, estimated and other taxes, charges, duties or levies imposed or collected by any Governmental Authority, including any amount owed in respect of any Law relating to unclaimed property or escheat, all interest, penalties and additions imposed with respect to such amounts, and (ii) any amount owing in respect of clause (i) as a result of being a member of a combined, consolidated, unitary, affiliated or similar group, as a transferee or successor, by Contract or pursuant to Law.

“Tax Return” means any return, report, declaration, election, estimate, information statement, claim for refund and return or other document (including any related or supporting information and any amendment to any of the foregoing and any sales and use and resale certificates) filed or required to be filed with any Taxing Authority with respect to Taxes.

“Taxing Authority” shall mean any United States, state, local or foreign government or any agency or political subdivision thereof responsible for the imposition or administration of any Tax.

“TBA Matters” shall have the meaning set forth in Section 4.6.

“Third-Party Claim” shall have the meaning set forth in Section 6.4(b).

“Trade Secrets” means trade secrets and all confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies.

“Trust” means in respect of any Seller, the trust for which it acts as trustee in entering into this Agreement.

“Working Capital” shall have the meaning set forth in Section 1.5(a).